Exhibit 2.1

FIRST AMENDMENT TO SHARE EXCHANGE IMPLEMENTATION AGREEMENT

THIS FIRST AMENDMENT TO SHARE EXCHANGE IMPLEMENTATION AGREEMENT (this “Amendment”) is made as of May 31, 2018, by and among:

(A)	JSCD TRUSTEE SERVICES LIMITED, a company incorporated under the laws of Jamaica and having its registered office at 40 Harbour Street in the City and Parish of Kingston (“JCSD”), and X FUND PROPERTIES LIMITED, a company incorporated under the laws of Jamaica and having its registered office at 28-48 Barbados Avenue, Kingston 5 in the Parish of Saint Andrew, Jamaica (“X Fund Properties”), and SAGICOR POOLED INVESTMENT FUNDS LIMITED, a company incorporated under the laws of Jamaica and having its registered office at 28-48 Barbados Avenue, Kingston 5 in the Parish of Saint Andrew, Jamaica (“SPIFL”), and SAGICOR REAL ESTATE X FUND LIMITED, a company incorporated under the laws of Jamaica and having its registered office at 20 Micoud Street, Castries, Saint Lucia (“X Fund Limited”) (JCSD, X Fund Properties, SPIFL and X Fund Limited are herein collectively called the “Sagicor Parties”); and

(B)	PLAYA HOTELS & RESORTS N.V., and its nominee or permitted assignees (“Playa”).

WHEREAS, the Sagicor Parties and Playa entered into that certain Share Exchange Implementation Agreement dated as of February 26, 2018 (the “Agreement”);

WHEREAS, the Sagicor Parties and Playa desire to amend the Agreement in certain respects as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sagicor Parties and Playa hereby agree as follows:

1.    The foregoing recitals are true and correct and are incorporated herein in their entirety.

2.    This Amendment shall be deemed a part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment but not otherwise defined shall have the meanings given to such terms in the Agreement.

3.    Schedule 2.02(a)(1) of the Agreement.

a.	Schedule 2.02(a)(1) of the Agreement is hereby amended to include the following in the table relating to the Jewel Grande Montego Bay Resort & Spa:

107.	1437/573	358	5	X FUND PROPERTIES LIMITED	N/A

b.	The last row of the table relating to the Jewel Grande Montego Bay Resort & Spa on Schedule 2.02(a)(1) of the Agreement is hereby deleted in its entirety and replaced with the following:

TOTAL: (2265)

With respect to the parcel described in this Section 3(a) (the “Pool Lot”), Sagicor Parties shall at Closing provide a duplicate title certificate confirming that title to the Pool Lot is vested in X Fund Properties

1

Limited, subject to no Encumbrances other than Permitted Encumbrances, and a transfer of the Pool Lot from X Fund Properties Limited to Sagicor Newco. Sagicor Parties shall also pay for all of transfer taxes and fifty percent (50%) of the stamp duties and registration fees due with respect to the conveyance of the Pool Lot and Playa shall pay for the remaining fifty percent (50%) of the stamp duties and registration fees due in connection therewith.

4.    The terms “Stock Consideration” and “Cash Element” are hereby modified as follows:

a.	“Stock Consideration” shall mean a Playa Security in form attached hereto as Exhibit A which upon conversion shall entitle the holder thereof to 20,000,000 Playa Shares.

b.	“Cash Element” shall mean an amount equal to One Hundred Million Dollars ($100,000,000), which amount is subject to allocations, prorations and adjustments set forth in the Agreement, including without limitation, Section 2.06 thereof.

Prior to Closing Playa capitalized Playa Newco with the Stock Consideration and the Cash Element. The Cash Element was funded in the following manner: Ninety Five Million Dollars ($95,000,000) was funded into a bank account at Scotia Bank held under the name of Playa Newco, (ii) Five Million Dollars ($5,000,000) was funded in escrow (the “Closing Escrow”) to Playa H&R Holdings B.V. (“Escrow Agent”) to be held in escrow for the benefit of Playa Newco and to be disbursed after Closing as provided herein

5.    At Closing, the Parties agreed to the following, which obligations shall survive the Closing:

a.	An initial adjustment to the Cash Element to be reduced by Two Million Five Hundred Thousand Dollars ($2,500,000), which amount shall be deducted from the Closing Escrow. The Escrow Agent is hereby instructed to release said Two Million Five Hundred Thousand Dollars ($2,500,000) to Playa immediately following the consummation of the Closing.

b.	Sagicor Parties shall proceed with due expedition, to repair and replace existing HVAC equipment, and/or purchase any additional HVAC equipment to service the Jewel Grande property, at their sole cost and expense, in accordance with plans and in a manner that is satisfactory to Playa in all respects and such repair or replacement shall be completed within ninety (90) days of Closing.

c.	Sagicor Parties shall within thirty (30) days of Closing relocate the new chiller located at the Jewel Grande back to the Jewel Runaway Bay Resort, provided that, any such relocation shall be conducted in a manner that does not cause interruptions to any service to the Jewel Grande or the Jewel Runaway Bay Resort, and any damage caused by the relocation of this equipment shall be repaired promptly by the Sagicor Parties in their sole cost and expense.

d.	If the Curio Agreements are terminated after the Closing, the Sagicor Parties and Playa shall split the termination fees and/or liquidated damages payable under the terms of the current Curio Agreements with respect thereto with the Sagicor Parties bearing fifty percent (50%) of the cost of such termination fees and/or liquidated damages and Playa bearing the remaining fifty percent (50%). If Playa shall pay the full amount the Sagicor Parties shall reimburse Playa for the applicable amounts promptly following Playa’s notice of payment of such fees and/or liquidated damages accompanied with reasonable evidence of their amount.

2

6.    The Parties acknowledge and agree that the Preliminary Closing Statement has not been prepared by Sagicor Parties prior to Closing as required by the Agreement. Nonetheless, the terms and conditions of Section 2.06 of the Agreement, including, without limitation, all of the provisions related to prorations, adjustments and allocations, shall survive the Closing and Sagicor Parties shall prepare and provide the Preliminary Closing Statement within five (5) days of Closing. In addition thereto, and without in any manner modifying or waiving any rights or obligations of the Parties to make allocations, adjustments or prorations of the Exchange Consideration as required by the Agreement, the Parties have agreed that the remaining portion of the Closing Escrow in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) the “Closing Holdback”) shall continue to be held by Escrow Agent until such time when the Preliminary Closing Statement is agreed to by the Parties. Within five (5) Business Days of the agreement of the Parties on the Preliminary Closing Statement, the applicable portion of the Closing Holdback that is due to the Sagicor Parties pursuant to the agreed upon Preliminary Closing Statement shall be released from the Closing Escrow to the Sagicor Parties and the remaining sums held in the Closing Escrow shall be released to Playa, provided that, if the allocations, adjustment or prorations agreed to in the Preliminary Closing Statement result in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), becoming due to the Sagicor Parties or Playa the Party responsible for such amount to the other shall within three (3) Business Days of the agreement on the Preliminary Closing Statement fund the shortfall into the Closing Escrow and the entire amount in the Closing Escrow shall be released to the Party entitled thereto in accordance with the agreed to Preliminary Closing Statement. Nothing herein shall be deemed to limit, modify or waive the provisions of Section 2.06(d) relating to the final allocations, adjustments or prorations in accordance with the Final Statement.

7.    The terms “Sagicor Newco” and “Playa Newco” are hereby amended as follows:

a.	“Sagicor Newco” shall mean Montego Portfolio Limited, a company incorporated under the laws of Jamaica.

b.	“Playa Newco” shall mean Jamziv Mobay Jamaica Portfolio Limited, a company incorporated under the laws of Jamaica.

8.    Exhibit B of the Agreement. Exhibit B attached to the Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

9.    The Parties acknowledge that the separation of the Sentry Tower parcel from the remainder of land in Strata 2446 is not going to be accomplished by the Closing. In connection therewith, the Sagicor Parties agree to cause the Strata Corporation to adopt the amended By-Laws substantially in accordance with the form thereof attached hereto as Exhibit C hereto promptly after Closing in accordance with the terms and conditions of Section 5.15(d). Other than as expressly provided herein, nothing herein shall be deemed to limit, modify or waive any terms or conditions of Section 5.15(d) of the Agreement.

10.    Sagicor Indemnified Parties shall, jointly and severally, indemnify and hold harmless the Playa Indemnified Parties from all Losses arising out of, caused by or resulting from any matters related to the ownership, maintenance, repair, renovation, improvement or operation of the Strata 2446 prior to Closing, including, without limitation, any amounts previously funded by the Sagicor Parties on behalf of the Proprietors of Strata 2446 and any future assessments or collections efforts by the Strata 2446 to reimburse Sagicor Parties for any such previously funded amounts and any future budget deficits arising therefrom.

3

11.    The Parties agree that certain closing conditions and closing deliveries have not satisfied and/or delivered on or prior to Closing and the Party benefited by such condition hereby agrees to proceed to Closing without waiving any of its rights in relation thereto. In connection therewith, the following conditions are hereby changed from conditions to Closing to post-Closing covenants in the manner as set forth below:

a.	Sagicor Parties have provided all of the transfer documentation for the vehicles which are included in the Assets, but have not registered such transfers on or prior to Closing to Sagicor Newco. In connection therewith, Sagicor Parties shall in an expeditious manner, but no later than five (5) days of Closing, register all such transfer documentation for the transfer of titles to all vehicles which are included in the Assets to Sagicor Newco and shall pay for all fees, taxes, costs, expenses and other amounts related thereto.

b.	Sagicor Parties have not obtained one of the Required Estoppels attached to the Agreement as Exhibit D-1. The Sagicor Parties shall continue to use expeditious efforts to obtain said Required Estoppel after Closing. Notwithstanding anything in the Agreement to the contrary, within ten (10) days of receipt of the fully executed Required Estoppel in the form attached as Exhibit D-1, Playa may, at its option, elect by delivery of a written notice to the Sagicor Parties to either assume the Lease as defined in such Required Estoppel (the “Golf Course Lease”) or not to assume the Golf Course Lease. If Playa fails to deliver the written notice within said (10) day period, Sagicor Parties shall deliver a written notice to Playa stating that the Golf Course Lease is ready to be assumed if Playa elects to do so, and Playa shall have a period of ten (10) days from such notice to elect to assume the Golf Course Lease or elect not to assume it by providing written notice to Sagicor Parties, provided that, if Playa does not respond within such ten (10) day period, it shall be deemed that Playa elected not to assume the Golf Course Lease. If Playa elects to assume the Golf Course Lease as provided above, then Sagicor Parties shall execute and deliver the Transfer of Lease of the Golf Course Lease in the form previously agreed to by the Parties and shall pay for all costs, expenses, stamps and registration fees due in connection with such Transfer of Lease.

12.    Except as otherwise provided in Section 5(d) hereof with respect to the payment of termination fees and/or liquidated damages arising under the Curio Agreements, Sagicor Newco shall indemnify and hold harmless the Sagicor Parties from all Losses arising out of, caused by or resulting from any default under the Curio Agreements by Sagicor Newco arising from events or circumstances first occurring after the Closing and not related to any event or circumstances first arising or accruing prior to Closing. The foregoing indemnity shall survive the Closing until the expiration or termination of the Curio Agreements.

13.    This Amendment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. For purposes of this Amendment, any signature transmitted by e-mail (in PDF format) shall be considered to have the same legal effect as any original signature.

14.    Except as amended hereby, the Agreement shall remain in full force and effect without change, and the parties reaffirm all of the provisions thereof.

4

15.    Sagicor Parties and Playa each represent to each other that each has the full power and authority to enter into and perform the Agreement and this Amendment.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers or representatives thereunto duly authorized.

SAGICOR PARTIES:

X FUND PROPERTIES LIMITED

By:	/s/ Christopher Zacca
Name:	Christopher Zacca
Title:	Director

By:	/s/ Richard Byles
Name:	Richard Byles
Title:	Director

SAGICOR REAL ESTATE X FUND LIMITED

By:	/s/ Christopher Zacca
Name:	Christopher Zacca
Title:	Director

By:	/s/ Richard Byles
Name:	Richard Byles
Title:	Director

SAGICOR POOLED INVESTMENT FUNDS LIMITED

By:	/s/ Christopher Zacca
Name:	Christopher Zacca
Title:	Director

By:	/s/ Richard Byles
Name:	Richard Byles
Title:	Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

6

JCSD TRUSTEE SERVICES LIMITED

By:	/s/ Marlene Street Forrest
Name:	Marlene Street Forrest
Title:	Director

By:	/s/ Kadyll McNaught-Hermiff
Name:	Kadyll McNaught-Hermiff
Title:	Secretary

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

7

PLAYA:

PLAYA HOTELS & RESORTS N.V.

By:	/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Chief Executive Officer

8

EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

(the “Note”)

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

$225,000,000	May 31, 2018

FOR VALUE RECEIVED, PLAYA HOTELS & RESORTS N.V., a public limited liability company (naamloze vennootschap) organized under the laws of the Netherlands (the “Company”), promises to pay to Jamziv Mobay Jamaica Portfolio Limited, or its successor or assign (the “Holder”), the principal sum of ($225,000,000) on May 31, 2019, unless Closing (as described below) occurs earlier (the “Maturity Date”).

The terms of this Note are as follows:

1.    Payments and Interest. Except as provided for in Section 3, no payment shall be due until the Maturity Date. This Note shall not bear interest.

2.    Prepayment. This Note may be prepaid in whole or in part at any time or from time to time by the Company without the prior consent of the Holder.

3.    Conversion.

(a)    Automatic Conversion into Equity Securities upon Closing. At Closing (as defined in the Share Exchange Implementation Agreement, dated as of February 26, 2018, among the Sagicor Parties (as defined therein) and the Company and its nominee or permitted assignees (the “Agreement”)), upon the Holder no longer being a subsidiary (dochtermaatschappij within the meaning of Section 2:24a of the Dutch Civil Code) of the Company as contemplated by the Agreement, all of the principal sum then outstanding on the Note shall be automatically converted into 20 million ordinary shares, €0.10 par value, in the capital of the Company (the “Conversion Shares”) at a stipulated fixed valuation of $11.25 per ordinary share (the “Conversion Price”) through the immediate and automatic issuance of the Conversion Shares by the Company to the Holder at an issue price equal to the principal sum then outstanding on the Note, with the Company’s payment obligation under this Note being immediately and automatically set off (verrekenen) by the Company against its receivable from the Holder in respect of the obligation to pay up the aggregate Conversion Price on all Conversion Shares. The Company consents to the Conversion Price being denominated in a currency other than the Euro.

(b)    Mechanics and Effect of Conversion. On conversion of this Note into the Conversion Shares, the Company (i) shall be released from all of its obligations and liabilities under this Note, and (ii) shall cause its U.S. transfer agent to register the issue of the Conversion Shares to the Holder in its register. In consideration for the Note, the Holder agrees to assign an inter-company receivable it has on the Company in the amount of $225,000,000 immediately following the conversion of the Note in accordance with the terms hereof.

4.    Successors and Assigns. Subject to the restrictions on transfer described in Section 6 below, the rights and obligations of the Company and the Holder under this Note shall be binding on and shall benefit the successors, assigns, heirs, administrators, and transferees of the parties hereto.

5.    Waiver and Amendment. Subject to Section 2.05(c) of the Agreement, any provision of this Note may be amended, waived, or modified only with the written consent of the Company and the Holder.

6.    Assignment. This Note may not be transferred or assigned by the Holder, by operation of law or otherwise, in whole or in part, without the prior written consent of the Company. The Company may not assign or delegate any of its obligations under this Note without the prior written consent of the Holder.

7.    Notices. All notices required or permitted shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by email or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this paragraph 7):

If to the Company:	Playa Hotels & Resorts N.V. 1560 Sawgrass Corporate Parkway, Suite 310 Fort Lauderdale, Florida 33323 Attention: David Camhi Email: david.camhi@playaresorts.com

If to Holder:	Sagicor Life Jamaica Limited 28-48 Barbados Avenue Kingston 5 Jamaica Attention: Mrs. Janice Grant-Taffe Email: Janice_GrantTaffe@sagicor.com

Such notice shall be deemed given on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused, provided that, with respect to notices via email, such notice shall be deemed given on the date of receipt if delivered during the regular business hours on a business day, or otherwise on the next succeeding business day. The inability to deliver a notice because of a changed address of which proper notice was not given in accordance with this paragraph 7 shall be deemed a refusal of such notice.

8.    Payment. Payments shall be made in immediately available funds in a manner acceptable to the account specified in writing by the Holder.

9.    No Security. The Company shall not be required to provide any security or other safeguards for the satisfaction of any of its obligations under this Note.

10.    Expenses; Waivers. If action is instituted to collect this Note, the Company shall pay all costs and expenses, including reasonable attorneys’ fees and costs, incurred in connection with collection. The Company hereby waives notice of default, presentment or demand for payment, protest, or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

11.    Governing Law; Venue. This Note and all actions related to this Note shall be governed by the laws of the State of Florida, without regard to conflicts of law provisions. The parties hereto agree that venue for any action to enforce this Note shall be in any State or federal court located in Broward County, Florida, and the parties hereby irrevocably consent and submit to personal jurisdiction exclusively in said courts.

12.     Section Headings. The section headings in this Note are for references purposes only and are not a part of this Note.

13.    Conflicts. The provisions of this Note shall control any irreconcilable conflict between the terms and provisions of this Note and the Agreement.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

PLAYA HOTELS & RESORTS N.V.

By:

[COUNTERPART SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE]

Agreed and Accepted as of the date first written above:

JAMZIV MOBAY JAMAICA PORTFOLIO LIMITED

By/Signed:
Name:
Title:

[COUNTERPART SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE]

EXHIBIT B

MANAGEMENT AGREEMENT

between

X FUND PROPERTIES LIMITED and

PLAYA MANAGEMENT USA, LLC

for the

JEWEL GRANDE MONTEGO BAY RESORT & SPA

MAY 31, 2018

1

ARTICLE 9 WORKING CAPITAL AND OPERATING ACCOUNT; DISTRIBUTION OF EXCESS CASH		20

9.1	Working Capital	20
9.2	Operating Accounts	20
9.3	Distribution of Excess Cash	20

ARTICLE 10 BOOKS, RECORDS AND STATEMENTS		20

10.1	Books and Records	20

ARTICLE 11 ADVERTISING		21

ARTICLE 12 FINANCIAL REPORTS		21

12.1	Financial Reports	21
12.2	Audits by Owner	22

ARTICLE 13 INSURANCE		22

13.1	Insurance Requirements	22
13.2	General	23

ARTICLE 14 REAL AND PERSONAL PROPERTY TAXES; UTILITIES		24

14.1	Taxes	24
14.2	Utilities, Etc	24

ARTICLE 15 DAMAGE OR DESTRUCTION; CONDEMNATION		24

15.1	Damage or Destruction	24
15.2	Condemnation	25

ARTICLE 16 EVENTS OF DEFAULT		25

16.1	Operator Defaults	25
16.2	Owner Defaults	26
16.3	Cross-Default	27

ARTICLE 17 TERMINATION UPON EVENT OF DEFAULT; OTHER REMEDIES		27

17.1	Termination	27
17.2	Operator’s Rights to Perform	28

ARTICLE 18 OWNER’S ADDITIONAL TERMINATION RIGHTS		28

18.1	No Termination Upon Sale	28
18.2	Performance Termination	28

ARTICLE 19 TRANSFER AND REMITTANCE TO OWNER UPON TERMINATION		29

19.1	Transfer to Owner	29
19.2	Remittance to Owner	29

ARTICLE 20 NOTICES		30

ARTICLE 21 CONSENT AND APPROVAL		31

ARTICLE 22 ASSIGNMENTS		31

22.1	Assignment by Operator	31
22.2	Assignment by Owner	31
22.3	Right of First Offer	32

2

ARTICLE 23 INDEMNITY		33

23.1	Indemnity by Owner	33
23.2	Indemnity by Operator	33
23.3	Indemnification Procedure	33
23.4	Survival/Insurance/Miscellaneous	34

ARTICLE 24 NO REPRESENTATIONS AS TO INCOME OR FINANCIAL SUCCESS OF HOTEL		34

ARTICLE 25 REPRESENTATIONS OF OPERATOR		34

ARTICLE 26 REPRESENTATIONS OF OWNER		35

ARTICLE 27 RELATIONSHIP OF PARTIES		35

ARTICLE 28 FOREIGN CORRUPT PRACTICES ACT; GOVERNMENTAL APPROVALS		36

ARTICLE 29 DISPUTE RESOLUTION		37

29.1	Expert Determination	37
29.2	Mediation/Arbitration	37
29.3	Jurisdiction and Competent Courts	39
29.4	Survival	39

ARTICLE 30 MISCELLANEOUS		39

30.1	Further Assurances	39
30.2	Waiver	39
30.3	Successors and Assigns	39
30.4	Governing Law	39
30.5	Compliance with Mortgage Agreement	40
30.6	Amendments	40
30.7	Estoppel Certificates	40
30.8	Inspection Rights	40
30.9	Subordination	40
30.10	Effect of Approval of Plans and Specifications	40
30.11	Entire Agreement	41
30.12	Time is of the Essence	41
30.13	Interpretation	41
30.14	Counterparts	41
30.15	Partial Invalidity	41
30.16	Confidentiality	41
30.17	No Third Party Rights	41
30.18	Irrevocability	42

EXHIBITS:

SCHEDULE 1	Hotel Components
EXHIBIT A	Description of Premises
EXHIBIT B	Centralized Services

3

MANAGEMENT AGREEMENT

This Management Agreement (the “Agreement”) is made and entered into as of this 31st day of May (the “Effective Date”) by and between X FUND PROPERTIES LIMITED , a Jamaican company (“Owner”), and PLAYA MANAGEMENT USA, LLC, a Delaware limited liability company (“Operator”).

RECITALS:

A.    Owner is the fee owner or otherwise has the lawful possession of the Premises which, together with associated improvements, parking areas and personal property, as further described on Schedule 1 attached hereto and made a part hereof, is defined herein as the “Hotel”.

B.    Operator is engaged in the business of managing and operating all-inclusive hotels and resorts, and providing related services.

C.    Owner desires to obtain the benefit of Operator’s expertise in advising and providing services in connection with the operation of first class hotels and resorts and other related facilities, and Operator is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Operator covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions. In this Agreement and any Exhibits, the following terms shall have the following meanings:

“Accounting Period” shall mean each calendar month during each Fiscal Year.

“ADR Provider” shall have the meaning set forth in Section 29.2.

“Affiliate” shall mean any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another person or entity. The term “control” (and correlative terms) shall mean the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person or entity. Without limiting the foregoing, an “Affiliate” also includes any partner or a partnership of any party to this Agreement, any member or membership parties thereto and any corporation, partnership, individual or trust related to or controlling or controlled by such partnership, individual or trust related to or controlling or controlled by such partnership party or its partners or such membership party or its members. A natural person is related to another natural person if he or she is a spouse, parent, sibling, or lineal descendant of the other person. For purposes of this Agreement, (i) Owner shall not be deemed to be an Affiliate of Operator, Operator or Licensor and (ii) none of Operator or Operator shall be deemed to be an Affiliate of Owner.

“Agreement” shall have the meaning set forth in the introductory section of this Agreement.

“Annual Operating Budget” shall mean an annual operating projection for the Hotel prepared and submitted by Operator to Owner and approved by Owner for each Fiscal Year pursuant to Section 4.5(a).

“Annual Plan” shall mean an annual business plan for the operation of the Hotel prepared by the Operator and approved by the Owner, which shall include the Annual Operating Budget and the Capital Budget, and any other material included therein by Operator as provided in Section 4.5.

“Arbitrator” shall have the meaning set forth in Section 29.2.

“Building” the buildings (including all roof coverings and exterior facades and any walkways and bridges) and all structural elements of such buildings, all of which are a part of the Hotel, together with such elements servicing and/or supporting the Hotel.

“Building Systems” any mechanical, electrical, plumbing, heating, ventilating, air conditioning, sanitation, water treatment, sewer treatment and disposal, life safety systems, vertical transportation systems and other similar operating and monitoring systems and items of equipment installed in or upon, and affixed to, the Hotel.

“Capital Budget” shall mean Operator’s proposed estimate of FF&E Expenditures and Capital Improvements submitted to Owner each Fiscal Year pursuant to Section 4.5(b).

“Capital Improvements” any expenditures properly categorized under GAAP as capital in nature, for any alterations, improvements, replacements, and additions to the Building, the Building Systems or FF&E.

“Centralized Services” shall have the meaning set forth in Section 4.6.

“Centralized Services Charge” shall have the meaning set forth in Section 4.6.

“Change in Control” means any sale, transfer, or other disposition, for value or otherwise, in a single transaction or a series of related transactions, of the controlling interest in Owner or any Owner Parent to a person or group of persons who are not Affiliates of the Owner; provided, however, that in no event shall the transfer of “controlling interest” refer to the acquisition of shares in a publicly traded corporation by passive investors that have no control or influence over the business decisions concerning the corporation.

“Commencement Date” shall mean the date on which Operator assumes the management and operation of the Hotel and all or substantially all of the Hotel is open for business to the general public.

“Common Property” means the common property of the Strata Corporation, as defined in the Registration (Strata Titles) Act of Jamaica.

“Competitive Set” shall mean the hotels that are agreed upon in writing by Owner and Operator from time to time.

“Confidential Information” shall have the meaning set forth in Section 30.16.

“Corporate Personnel” shall mean any of Operator’s personnel who perform activities at or on behalf of the Hotel in connection with the services provided by Operator under this Agreement.

“CPI” shall mean means the Consumer Price Index published by the U.S. Department of Labor - Bureau of Labor Statistics.

“Default Rate” shall mean the lesser of (i) the Prime Rate plus four percent (4%) per annum or (ii) the highest lawful rate permitted by applicable Legal Requirements from time to time.

“Discount Rate” means the 10-year Treasury Rate in effect as of the date of termination of this Agreement.

“Effective Date” shall mean the date of this Agreement as set forth in the introductory paragraph.

“Event of Default” shall mean any of the events described in ARTICLE 16, provided that any condition contained therein for the giving of notice or the lapse of time, or both, has been satisfied.

“Expert” shall mean an independent, neutral and impartial individual having not less than ten (10) years experience in or for the hospitality industry in the area of expertise on which the dispute is based (e.g. with respect to operational matters, experience in the management and operation of hotels of a similar nature as the Hotel or, with respect to financial matters, experience in the financial or economic evaluation or appraisal of hotels) and shall not have any conflict of interest with either party.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. sections 78dd-1 - 3, as amended. The provisions of the FCPA include, but are not limited to, the provisions regarding a “Prohibited Payment” as such term is used in ARTICLE 28, and any similar or comparable Legal Requirements.

“Fiscal Year” shall mean the fiscal year that ends on the last day of each calendar year. The first Fiscal Year shall be the period commencing on the Commencement Date and ending on December 31st of the same calendar year in which the Commencement Date occurs. Except as otherwise expressly set forth in this Agreement, the words “full Fiscal Year” shall mean any Fiscal Year containing not fewer than 365 days. A partial Fiscal Year after the end of the last full Fiscal Year and ending with the expiration or earlier termination of the Term shall constitute a separate Fiscal Year.

“Force Majeure Event” any one or more of the following events or circumstances that, alone or in combination, directly or indirectly, affect the operation of the Hotel: (i) fire,

earthquake, hurricane, tornado, flood, storm or other casualty; (ii) epidemics, quarantine restrictions or other public health restrictions or advisories; (iii) performance of Capital Improvements reasonably required to maintain the Hotel in accordance with the Operating Standards which materially and adversely affect the income generating areas of the Hotel or any other area material to the operation of the Hotel; (iv) strikes, lockouts, or other labor interruptions; (v) war, rebellion, riots, acts of terrorism, or other civil unrest or commotion; shortage of critical materials or supplies; (vi) disruption to local, national or international transport services; (vii) embargoes, lack of materials, water, power or telephone transmissions necessary for the operation of the Hotel in accordance with this Agreement; (viii) action or inaction of governmental authorities having jurisdiction over the Hotel; (ix) any extraordinary material and adverse changes in local general economic or market conditions; or (x) any other event beyond the reasonable control of Owner or Operator, but in all instances excluding the financial inability of either party to perform or otherwise meet its obligations.

“Furniture, Fixtures and Equipment” or “FF&E” shall mean all furniture, furnishings, wall coverings, fixtures, carpeting, rugs, fine arts, paintings, statuary, decorations, and hotel equipment and systems (including the costs associated with the purchase, installation and delivery thereof) located at, or used in connection with, the operation of the Premises as a hotel, including without limitation, major equipment and systems required for the operation of kitchens, bars, laundry and dry cleaning facilities, office equipment, dining room wagons, major material handling equipment, major cleaning and engineering equipment, telephone systems, computerized accounting and vehicles (including the costs associated with the purchase, installation and delivery thereof) together with all replacements therefor and additions thereto, but in all events excluding Operating Equipment and Supplies.

“FF&E Expenditures” shall mean any expenditures pertaining (i) to FF&E and/or (ii) Repairs and Maintenance, and not constituting Capital Improvements.

“GAAP” shall mean the International Financial Reporting Standards - IFRS, provided that if the laws of the jurisdiction where the Hotel is located require the application of a different set of conventions, rules, procedures and practices for the recording and reporting of financial transactions (“Local GAAP”), GAAP shall mean Local GAAP. Any financial or accounting terms not otherwise defined herein shall be construed and applied according to GAAP.

“GOP Test” shall have the meaning set forth in Section 18.2.

“Gross Operating Profit” or “GOP” shall mean the amount by which Gross Revenues of the Hotel exceed Operating Expenses of the Hotel for any given period.

“Gross Revenues” shall mean (i) all revenues and receipts of every kind derived from the Hotel and all departments and parts thereof, as finally determined on an accrual basis in accordance with the Uniform System of Accounts, including, but not limited to, revenues and income (both cash and credit transactions) before commissions and discounts for prompt or cash payments, from the rental of rooms and lobby space, exhibit or sales space of any kind, including without limitation, charges for reservations, deposits and cancellation fees not refunded to guests; income from vending machines, health club membership fees, wholesale and retail sales of merchandise, service fees and charges, business interruption insurance claims in respect of the

Hotel, condemnation awards for temporary use of the Hotel, license, lease and concession fees and rentals (but not including the gross receipts of any licensees, lessees and concessionaires), food and beverages sales, and other sales of every kind conducted by, through or under Operator in connection with the Hotel, and (ii) the amounts required for the operation and for any required Repairs and Maintenance of the Common Property. Gross Revenues shall not include (i) gratuities, including tips, paid to Hotel employees by third parties; (ii) national, federal, state and municipal excise, sales and use taxes, VAT, GCT or similar impositions collected directly from patrons or guests or included as part of the sales price of any, rooms, goods or services; (iii) proceeds realized from the sale of FF&E no longer necessary to the operation of the Hotel, which shall be deposited in the Reserve; (iv) proceeds from condemnation and payments received on account of insurance policies (other than the proceeds from business interruption insurance and from condemnation awards for temporary use of the Hotel when received); (v) proceeds from claims for damages suffered by Operator or Owner, unless in recompense for a lost revenue item; and (vi) interest earned on the Reserve.

“Guest Data” shall mean all guest profiles, contact information, histories, preferences, and other information obtained in the ordinary course of business from guests of the Hotel during such guests’ stay at the Hotel, or during such guests’ use of the facilities associated with the Hotel.

“Hotel” shall have the meaning set forth in Recital A of this Agreement. For the avoidance of doubt, any reference to the Hotel and its operation shall be deemed to include any Common Property that is being operated as part of the Hotel under the supervision of Operator, as well as any Third Party Units included in the Rental Pool.

“Hotel Executive Staff Member” shall mean each of the general manager, controller, director of revenue management, director of sales/marketing and director of food and beverage at the Hotel from time to time (or such equivalent position), to the extent such positions exist at the Hotel.

“Hotel Personnel” shall mean all individuals performing services in the name of the Hotel at the Hotel, or in connection with the Hotel’s business, whether employees of Owner or its Affiliates or the Strata Corporation, but in any event, excluding (i) the corporate personnel of Operator, and (ii) personnel of the Strata Corporation performing activities related to the administration of the Strata Corporation as opposed to the Common Property that makes part of the Hotel.

“Indemnified Party” shall mean any party entitled to indemnification pursuant to ARTICLE 23.

“Indemnifying Party” shall mean any party required to indemnify an Indemnified Party pursuant to ARTICLE 23.

“Initial Term” shall have the meaning set forth in Section 3.1.

“Insurance Costs” shall mean all insurance premiums or other costs paid for any insurance policies (including business interruption insurance) maintained by or on behalf of Owner with respect to the Hotel.

“International Marketing Services Agreement” means the International Marketing Services Agreement dated as of even date herewith by and between Owner and Playa Resorts Management, LLC.

“Inventories” shall mean “Inventories of Supplies” as defined in the Uniform System of Accounts, such as soap, toilet paper, stationery, writing pens, food and beverage inventories, paper products, menus, expendable office and kitchen supplies, fuel, supplies and items similar to any of the foregoing.

“Legal Requirements” shall mean (a) all laws, ordinances, statutes, regulations and orders relating to the Hotel and the Premises now or hereafter in effect, including but not limited to, environmental laws and (b) all terms, conditions, requirements and provisions of (i) all Permits; (ii) all leases; and (iii) all liens, restrictive covenants and encumbrances affecting the Hotel or the Premises or any part thereof.

“Lender” shall have the meaning set forth in the definition of Mortgage.

“Litigation Claims” shall have the meaning set forth in Section 29.2.

“Major Renovations” shall mean a contemporaneously made set or series of alterations, additions and/or improvements to the Hotel or any material renovation, remodeling or refurbishing of the Hotel (or any portion thereof) implemented by Owner, which customarily would be managed by a third party project manager, but which shall not include any routine Repairs and Maintenance with respect to Capital Improvements or FF&E.

“Management Fee” shall have the meaning as set forth in ARTICLE 5 hereof.

“Measurement Year” shall have the meaning set forth in Section 18.2(a).

“Mediator” shall have the meaning set forth in Section 29.2.

“Mortgage” shall mean, collectively, each of the documents evidencing or securing current or future indebtedness on the Hotel in favor of a third party lender or financial institution or any successor thereto or replacement thereof (the “Lender”).

“Multi-Property Programs” shall have the meaning set forth in Section 4.7.

“Notice” shall have the meaning set forth in ARTICLE 20.

“OFAC” shall have the meaning set forth in ARTICLE 25(c).

“Operating Account” shall mean an account or accounts, bearing the name of the Hotel, established by Operator in a bank or trust company selected by Operator and reasonably acceptable to Owner.

“Operating Equipment and Supplies” shall mean supply items which constitute “Operating Equipment and Supplies” under the Uniform System of Accounts, all miscellaneous serving equipment, linen, towels, uniforms, silver, glassware, china and similar items.

“Operating Expenses” shall mean all those ordinary and necessary expenses incurred in the operation of the Hotel determined in accordance with GAAP and the Uniform System of Accounts, specifically including the Management Fees and any fees payable under any Other Hotel Agreements, as well as any expenses related to the operation and the Repair and Maintenance of the Common Property, but specifically excluding property, sales, excise, VAT or GCT and income taxes and any taxes of Owner not related to the operation of the Hotel, Insurance Costs related to property insurance, contributions to the Reserve and any other Owner expenses.

“Operating Standards” shall mean the standards of design, construction, operation, service, maintenance and refurbishment of the Hotel in accordance with the standards, policies and programs in effect from time to time that Operator determines are applicable to the operation, maintenance and repair of System Hotels that are of similar market segment and category as the Hotel.

“Operator” shall have the meaning set forth in the introductory section of this Agreement.

“Operator Indemnified Parties” shall have the meaning set forth in Section 23.2.

“Operator Rebates” shall have the meaning set forth in Section 4.7.

“Operator’s Grossly Negligent or Willful Acts” shall mean any gross negligence, willful misconduct, or fraud committed by the Corporate Personnel of Operator in the performance of Operator’s duties under this Agreement. The acts or omissions (including gross negligence, willful misconduct or fraudulent acts or omissions) of the Hotel Personnel (including the Hotel Executive Staff Members) shall not be imputed to Operator, or be deemed to constitute Operator’s Grossly Negligent or Willful Acts, unless such acts or omissions resulted directly from the gross negligence, willful misconduct or fraudulent acts of Operator’s Corporate Personnel in directing the Hotel Personnel.

“Other Hotel Agreements” means the International Services Agreement and any other agreement between the Owner and/or its Affiliates, and Operator and/or its Affiliates in connection with the operation of the Hotel.

“Owner Parent” means any person that controls, directly or indirectly, Owner.

“Owner” shall have the meaning set forth in the introductory section of this Agreement.

“Owner Default Termination Fee” an amount equal to (x) the Management Fees for the trailing twelve (12) month period immediately preceding the effective date of the date of termination, multiplied by (y) the number of years (plus prorated months, as applicable) then remaining until the expiration of the Initial Term, discounted to net present value using the Discount Rate;

“Owner Indemnified Parties” shall have the meaning set forth in Section 23.2.

“Owner’s Annual Plan Objections” shall have the meaning set forth in Section 4.5.

“Performance Test” shall have the meaning set forth in Section 18.2.

“Performance Test Adjustment Event” shall mean the occurrence of a Force Majeure Event, casualty or condemnation of all or any portion of the Hotel, the impact of capital improvement programs at the Hotel or any of the hotels in the Competitive Set, an adjustment to the Competitive Set (including any rebranding or material renovations occurring at one or more of the Competitive Set hotels), a change in the branding of the Hotel, or an Owner Event of Default.

“Permits” shall mean all governmental or quasi-governmental licenses and permits, including but not limited to any certificate of occupancy, business licenses and liquor licenses.

“Premises” shall mean the land on which the Hotel is located, which land is described in Exhibit A attached hereto.

“Prime Rate” means the “prime rate” as published in the “Money Rates” section of The Wall Street Journal; however, if such rate is, at any time during the Term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a “prime rate.”

“Prohibited Assignee” shall mean any person or entity that: (i) has a Net Worth net worth of less than 50% of the Hotel Value; (ii) is a competitor engaged, directly or indirectly through an Affiliate, in the business of owning, operating, licensing (as licensor), franchising, or managing a hotel brand or lodging system of hotels; (iii) is a counterparty to any agreement with Operator or its Affiliates that is or was subject to any material default by such other party; (iv) is a Prohibited Person or a person or persons (or an Affiliate of a person or persons) who have been convicted of felonies involving moral turpitude in any court having proper jurisdiction; or (v) has been convicted (or has had one or more members of its senior leadership team convicted) by a court of competent jurisdiction of a felony involving, theft, fraud, extortion, embezzlement or other material criminal act involving dishonesty. For purposes of this definition, “Hotel Value” shall be defined as the EBITDA generated by the Hotel during the previous 12 months multiplied by 10, as reasonably determined by Operator in its sole discretion, and “Net Worth” shall mean the aggregate net worth of the proposed assignee (including equity in the Hotel) as well as the net worth of any other person guaranteeing the obligations of the proposed assignee under this Agreement, and calculated as of the date immediately following the applicable assignment or transfer.

“Prohibited Payment” shall have the meaning as defined in ARTICLE 28.

“Prohibited Persons” shall have the meaning as defined in ARTICLE 25(c).

“Proposed Purchase Price” shall have the meaning set forth in Section 22.3.

“Proposed Sale Notice” shall have the meaning set forth in Section 22.3.

“Purchase Notice” shall have the meaning set forth in Section 22.3.

“Reimbursable Expenses” shall mean all travel, lodging, entertainment, telephone, facsimile, postage, courier, delivery, employee training and other expenses incurred by Operator in accordance with the standard policies for expenses incurred by Operator on its own behalf and which are directly related to its performance of this Agreement, but in no event will Reimbursable Expenses include or duplicate expenses for Operator’s overhead or Centralized Services.

“Renewal Term” shall have the meaning set forth in Section 3.1.

“Rental Pool” shall have the meaning as defined in Section 4.1.

“Repairs and Maintenance” shall have the meaning as defined in Section 8.1.

“Reserve” shall mean an account maintained as a reserve for FF&E Expenditures.

“Revenue Per Available Room” or “RevPAR” shall mean for any Fiscal Year the number derived by dividing (i) net room revenue (in accordance with the Uniform System of Accounts), by (ii) the number of available guest rooms in the Hotel.

“RevPAR Test” shall have the meaning set forth in Section 18.2.

“Rules” shall have the meaning set forth in Section 29.2.

“Sale Election Period” shall have the meaning set forth in Section 22.3.

“Sale of the Hotel” means (i) any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of all of Owner’s title to the Hotel or the site (either fee or leasehold title, as the case may be), including a lease (or sublease) of the entire Hotel or site, but shall not include a collateral assignment, conveyance in trust or other transaction intended to provide security for a loan or any sale, assignment, transfer or other disposition of the Hotel or the site by Owner to one or more of its Affiliates, or (ii) a Change in Control.

“Strata Corporation” means the body corporate under the name “The Proprietors, Strata Plan No. 2446” registered under the Registration (Strata Titles) Act of Jamaica.

“System Hotels” shall mean all or substantially all hotels operated by Operator or its Affiliates from time to time within Mexico and the Caribbean, and having the same brand (or a brand that is part of the same brand family) as the Hotel.

“Term” shall have the meaning set forth in Section 3.1.

“Termination Fee” shall mean an amount equal to the Management Fees for the trailing twelve (12) month period immediately preceding the effective date of the date of termination, multiplied by the lesser of (i) three (3) and (ii) the number of years (plus pro-rated months) remaining until the expiration of the Initial Term or the applicable Renewal Term.

“Third Party Purchaser” shall have the meaning set forth in Section 22.3.

“Third Party Purchase Price” shall have the meaning set forth in Section 22.3.

“Third Party Units” shall have the meaning set forth in Section 4.1.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for Hotels, 10th Revised Edition, 2006, as published by the Hotel Association of New York City, Inc. or any later edition thereof.

“Working Capital” shall mean and refer to the funds which are reasonably necessary for the day-to-day operation of the Hotel’s business, including, without limitation, amounts sufficient for the maintenance of petty cash funds, operating bank accounts, receivables, payrolls, prepaid expenses, advance deposits, funds required to maintain Inventories, amounts due to/or from Operator and/or Owner less accounts payable and accrued current liabilities, and all other costs and expenses incurred in connection with the Hotel pursuant to this Agreement and the performance by Operator of its obligations under this Agreement.

1.2    Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all genders; the singular shall include the plural, and the plural shall include the singular. The titles of Articles, Sections and Subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, sub-clauses or exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause or sub-clause of, or exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions of, or exhibits to, another document or instrument.

1.3    Exhibits. All exhibits and schedules and other attachments attached hereto are by this reference made a part of this Agreement.

ARTICLE 2

ENGAGEMENT OF OPERATOR

2.1    Engagement and Duties of Operator.

(a)    Owner hereby engages and appoints Operator, pursuant to the terms of this Agreement, to supervise, direct and control, through Owner’s or the Strata Corporation’s employees at the Hotel, the day to day management and operation of the Hotel, and Operator hereby accepts such engagement. Subject to the terms of this Agreement, Hotel operations shall be under the exclusive supervision and control of Operator, which, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient operation, maintenance and repair of the Hotel in accordance with the terms of this Agreement, all for the account of Owner. Except as specifically set forth in this Agreement, Operator shall have full discretion and control respecting matters relating to management and operation of the Hotel, including, without limitation, charges for rooms and commercial space, credit policies, food and beverage services, other Hotel services, the obtaining and maintenances of Permits, the application of employment policies, granting of concessions or leasing of space within the Hotel, receipt, holding and disbursement of funds, maintenance of bank accounts, procurement of Inventories, supplies and services, promotion and publicity, retain and direct legal counsel for the Hotel in the name of and as agent for Owner with respect to any matter regarding the operation of the Hotel (subject to Section 2.1(b)(ii) below), and, in general, all activities necessary for the operation of the Hotel. Operator shall devote its knowledge, experience and efforts to direct the operation and management of the Hotel pursuant to this Agreement and in accordance with the Operating Standards.

(b)    Notwithstanding the foregoing grant of authority to Operator, Owner’s prior written approval (not to be unreasonably delayed, conditioned or withheld) shall be required for the following:

(i)    the execution of any contract (1) requiring total annual payments in excess of One Hundred and Fifty Thousand Dollars (US$150,000), as adjusted for increases in CPI every Fiscal Year after the initial Fiscal Year, or (2) that has a term in excess of one year (unless such agreement is terminable by Owner or Operator upon not more than ninety (90) days’ notice without fee or penalty); and

(ii)    with respect to uninsured claims, Operator shall obtain Owner’s prior written approval for any matter for which aggregate legal fees are anticipated to exceed Fifty Thousand Dollars (US$50,000), except as set forth in the Annual Operating Budget; provided, however, Operator shall have the right to control the defense, including settlement, of any legal proceeding involving: (1) claims which are covered by Operator procured insurance programs, (2) multiple hotels managed by Operator or its Affiliates or business practices of Operator or its Affiliates applicable to multiple hotels, and allocate the costs of defense, settlement, and liability to the Hotel in a fair and equitable manner according to the relative legal risk faced by the Hotel, or (3) would not (x) result in a payment by Owner in excess of One Hundred and Fifty Thousand Dollars ($150,000) in any Fiscal Year, (y) impose on Owner any material liability or obligation other than the payment of money, or (y) require Owner to make any material admission.

(c)    For the avoidance of doubt, Operator shall not be required to supervise or direct any activities performed by Owner’s or the Strata Corporation’s personnel in connection with the management of the affairs of the Strata Corporation and/or the Rental Pool.

ARTICLE 3

TERM

3.1    Term. The initial operating term shall commence on the Effective Date and expire on the tenth (10th) anniversary of the Commencement Date (the “Initial Term”), unless extended pursuant to this Section 3.1, or sooner terminated pursuant to the terms of this Agreement. The Initial Term shall automatically be extended for two (2) successive five (5) year periods (each a “Renewal Term” and together with the Initial Term, the “Term”), unless the Operator provides written notice of termination to the Owner on or before one hundred twenty (120) days prior to the expiration of the Initial Term or first Renewal Term, as applicable.

ARTICLE 4

USE AND OPERATION OF THE HOTEL

4.1    Common Property; Third Party Units.

(a)    The Parties acknowledge and agree that some of the Premises, improvements, facilities and FF&E that comprise the Hotel constitute Common Property. Owner shall be responsible for securing possession of, and any required control over such Common Property for purposes of their operation as part of the Hotel as provided in this Agreement.

(b)    The Parties acknowledge and agree that some of the guest rooms and residential units that comprise the Hotel will be owned by third-party owners and will be made available for their operation as part of the Hotel as part of a rental pool program (the “Rental Pool”) administered by Owner “Third Party Units”). Owner shall be responsible for the administration of such rental pool, and shall designate from time to time in writing which Third Party Units are to be included as part of the operation of the Hotel and which Third Party Units shall be excluded from the operations of the Hotel. The Operator will inspect such guest rooms upon their designation, and thereafter from time to time, and will determine if they comply with any Legal Requirements and the Operating Standards before they are included as part of the operation of the Hotel, and will communicate to Owner any improvements that would need to be undertaken for their initial or continued inclusion in the Hotel operations. Operator will have no responsibility in connection with the management of the Rental Pool, nor for the distribution of any excess cash directly to the third-party owners that include their Third-Party Units in the Rental Pool, or to the Strata Corporation in connection with the inclusion of any Common Property as part of the Hotel.

(c)    Owner shall be responsible for depositing, or for causing the Strata Corporation to deposit into the Operating Account the amounts necessary for the operation and maintenance of the Common Property (including any required FF&E Expenditures and Capital Improvements) that cannot be funded from any revenues generated by such operation, as provided in the Operating Budget or as otherwise may be required.

4.2    Personnel.

(a)    All Hotel Personnel shall be employees of Owner (or its affiliates) or the Strata Corporation, and all of the costs, expenses and liabilities associated with the Hotel Personnel shall be Operating Expenses, and shall include, by way of example and not limitation, all salaries, wages, fringe benefits, payroll taxes and other cash payroll costs, and all costs and expenses (such as severance pay) as a result of the termination of employees. Notwithstanding the foregoing, Operator shall have the sole right, as Operator deems appropriate for the proper operation, maintenance and security of the Hotel, to, on behalf of Owner, (i) select, appoint, hire, promote, direct, supervise, train and discharge all Hotel Personnel; and (ii) establish and maintain all policies relating to the employment of the Hotel Personnel. Operator shall exercise reasonable care to select qualified and competent employees and to cause Operator’s employment practices to comply with all Legal Requirements. Owner shall have the right to interview and approve the individual selected by Operator as the general manager and financial controller prior to his or her appointment, which approval shall not be unreasonably withheld or delayed. Prior to appointing a general manager or financial controller, Operator shall provide Owner with a written summary of such individual’s professional experience and qualifications and shall offer Owner the opportunity to interview the candidate at the Hotel or another mutually acceptable location. Owner will forego its right to interview any such individual if Owner or its authorized representative is unwilling or unable to participate in the interview within ten (10) days following Operator’s offer. Owner shall be deemed to have approved the appointment of any such individual unless Owner delivers notice of its disapproval of such appointment within ten (10) days after Operator’s offer to Owner to interview the candidate. Owner acknowledges that it may not reject more than two (2) candidates proposed by Operator for the position of general manager or financial controller. Owner further acknowledges that, notwithstanding Owner’s right to interview and approve the hiring of the general manager or financial controller of the Hotel, Operator shall have sole discretion to remove or replace the general manager or financial controller of the Hotel (with such replacement subject to the approval rights set forth herein) on behalf of the Owner.

(b)    Operator may, from time to time, assign one or more of its (or its Affiliate’s) corporate employees to the staff of the Hotel on a full-time, part-time or temporary basis, and the pro-rata share of the costs, expense and liabilities of such corporate employees of Operator shall be fairly and equitably reimbursed to Operator (or the applicable Affiliate) as an Operating Expense of the Hotel.

(c)    Operator may elect to use the services of its Affiliates in fulfilling its obligations under this Agreement. If an Affiliate of Operator performs services Operator is required to provide, Operator shall be ultimately responsible to Owner, and Owner shall not pay more for the Affiliate’s services and expenses than Operator would have been entitled to receive under this Agreement had Operator performed the services. If an Affiliate of Operator provides goods to the Hotel, such goods shall be supplied at prices and on terms at least as favorable to the Hotel as generally available in the relevant market.

(d)    During the Term of this Agreement and for a period of twelve (12) months following termination, Owner shall not, and shall ensure that its Affiliates do not, hire, solicit for hire, make any referrals for employment, retain as a consultant, or use the services of, (i) any person that is, or was, within the previous nine (9) months, a corporate or regional employee of Operator or any of its Affiliates holding a position of controller, Vice President, senior director or higher and (ii) except under the direction of the Operator as provided herein, any person that is, or was, within the previous six (6) months, one of the Hotel Executive Staff Members, and Owner shall use reasonable efforts to prevent any other company (and any Affiliate of such other company) working on behalf of Owner or its Affiliates (including, without limitation, companies that operate or manage hotels for Owner or its Affiliates) from hiring, retaining as a consultant or using the services of any such person. The provisions of this section shall survive expiration or termination of this Agreement.

4.3    Labor Relations. Operator may negotiate on behalf of Owner with any union lawfully entitled to represent the Hotel employees and may execute collective bargaining agreements or labor contracts resulting therefrom in accordance with any policies of Operator that may be generally-applicable to comparable hotels managed by Operator from time to time.

4.4    Permits and Licenses. Operator shall direct the Hotel Personnel in the application for, obtaining and maintenance of, all licenses and permits required of Owner or Operator in connection with the operation and management of the Hotel, and all costs and expenses related thereto shall be Operating Expenses;

4.5    Notice of Violations. Operator shall promptly notify Owner in writing of any written notice received from any regulatory or governmental body regarding an actual or perceived violation of any Legal Requirements that could reasonably have a material effect on the Hotel.

4.6    Annual Plan. Concurrently with the execution hereof, Operator shall submit to Owner an Annual Plan for the remaining portion of the Fiscal Year in which the Commencement Date occurs and Owner either shall accept the initial Annual Plan submitted to Owner as provided above or shall submit to Operator a detailed list of Owner’s objections or questions to the Annual Plan. Owner and Operator shall meet and discuss Owner’s Annual Plan objections and shall coordinate expeditiously and in good faith to agree upon an Annual Plan for the remaining portion of the Fiscal Year in which the Commencement Date occurs. On or before November 1st of each year following the Commencement Date, Operator shall submit to Owner an Annual Plan for the next Fiscal Year and within no more than thirty (30) days after receipt of the Annual Plan, Owner either shall accept the Annual Plan submitted to Owner as provided above or shall submit to Operator a detailed written list Owner’s objections or questions to the Annual Plan (the “Owner’s Annual Plan Objections”). Within seven (7) days after Operator’s receipt of Owner’s Annual Plan Objections, Owner and Operator shall agree upon a date to meet and discuss Owner’s Annual Plan Objections with the goal of agreeing upon an Annual Plan for the subject Fiscal Year. In the event that Owner does not notify any Owner’s Annual Plan Objections to Operator in writing within such 30-day period, the Annual Plan shall be deemed approved by Owner as presented by Operator. In the event Owner objects to specific expense items or categories in the Annual Plan and Owner and Operator are unable to reach agreement thereon as provided above prior to commencement of the Fiscal Year in question, pending such agreement, the specific items or categories of expense (not revenue) in question shall be suspended and replaced for such period of disagreement by an amount equal to the actual Operating Expenses for the immediately preceding Fiscal Year subject to an adjustment equal to the percentage increase in the CPI over the last twelve (12) month period immediately preceding the start of the Fiscal Year in question; provided, that with respect to a dispute pertaining to the first Fiscal Year, in accordance with the Annual Plan for such first Fiscal Year submitted by Operator to Owner. Notwithstanding anything to the contrary contained herein, Owner shall not have the right to withhold its approval with respect to the following aspects of the Annual Plan: (i) Operator’s projections of Gross Revenues or the components thereof; (ii) employee wages, compensation, and benefit programs to the extent applied on a system-wide basis to the other hotels managed by Operator, taking into account fluctuation for local market conditions; (iii) the Centralized Services Charge, and (iv) costs over which Operator or Operator have no control, including, without limitation, taxes and government impositions, Insurance Cost, utility rates, costs and expenses and expenditures required for compliance with Legal Requirements. The Annual Plan shall be comprised of the Annual Operating Budget and Capital Budget.

(a)    The proposed Annual Operating Budget shall incorporate Operator’s good faith reasonable estimates of the items of revenue and expense for the succeeding Fiscal Year, as well as projected Reserves and Working Capital. When approved (or deemed approved) by Owner as provided herein, the proposed Annual Operating Budget shall become the approved Annual Operating Budget. Any revisions, substitutions or additions to the Annual Operating Budget must be approved by Owner in writing.

(b)    The Capital Budget shall contain the proposed budget for FF&E Expenditures from the Reserve and the budget for Capital Improvements for the succeeding Fiscal Year. Operator shall submit good faith reasonable estimates for Capital Improvements and for FF&E Expenditures for such succeeding Fiscal Year. When approved (or deemed approved) by Owner as provided herein, the proposed Capital Budget shall become the approved Capital Budget.

(c)    The Parties acknowledge that: (i) the approved Annual Plan is an estimate only and Operator shall not be deemed to have made any representation, warranty or guarantee of any kind in connection with the Annual Plan; (ii) unforeseen circumstances during the course of the applicable Fiscal Year may make adherence to the approved Annual Plan impracticable or impossible; and (iii) Operator may depart therefrom due to causes of the foregoing nature.

(d)    Operator may (a) incur variable expenses directly attributable to occupancy or revenues above forecasted levels; (b) pay all taxes, utilities, insurance premiums and charges provided for in contracts and leases entered into pursuant to this Agreement that are not within Operator’s ability to control; (c) make any expenditures reasonably required on an emergency basis to avoid or mitigate damage to the Hotel or injury to persons or property, provided that Operator notify Owner as promptly as reasonably possible; and (d) make any expenditures necessary to comply with, or to cure or prevent any violation of Legal Requirements. In addition to, and without limiting the foregoing, Operator shall be permitted, in its discretion and without the approval of Owner, to deviate from the Approved Operating Budget as follows: by up to ten percent (10%) of the approved department expense line item, or by up to five percent (5%) of the aggregate total expenditures in the Annual Operating Budget. If Operator determines that circumstances will result in material changes between actual results and the approved Annual Plan during the course of the operating year, Operator shall, within thirty (30) days of such determination, notify Owner.

4.7    Centralized Services. Operator may provide or cause its affiliated companies to provide for the Hotel the benefit of certain marketing, sales, reservation and other centralized services and programs as may be made available generally to similar properties managed by Operator from time to time (individually and collectively, the “Centralized Services”). The costs incurred by Operator and its Affiliates in providing Centralized Services (“Centralized Services Charge”) to the Hotel shall be charged to the Hotel as set forth in the applicable Annual Operating Budget, so that the full amount of such cost (without mark-up or profit to Operator) is reimbursed in a fair and equitable manner by all hotels receiving such services. Claims for reimbursement of Centralized Services shall be accompanied by a supporting calculation showing the apportionment among the relevant hotels benefiting from such Centralized Services. Such costs may include, without limitation, salaries (including payroll taxes and employee benefits) of employees and officers of Operator and its Affiliates engaged in the provision of the Centralized Services, costs of all equipment employed in the provision of such Centralized Services, and a reasonable charge for the development costs of Operator or its Affiliates. The Centralized Services currently provided by Operator and required for the Hotel, along with the Centralized Services Charge as of the Effective Date, are described on Exhibit B attached hereto. The Centralized Services and the Centralized Services Charge shall be subject to change from time to time.

4.8    Multi-Property Programs. Owner acknowledges and agrees that, subject to the applicable Annual Operating Budget, Operator may, in Operator’s reasonable discretion, enter into certain purchasing, maintenance, service or other contracts with respect to the operation of the Hotel and other hotels operated by Operator (collectively, “Multi-Property Programs”) pursuant to which Operator or its Affiliates may receive rebates, discounts, cash or other incentives, administration fees, concessions, profit participations, stock or stock options, investment rights or similar payments or economic considerations (collectively, “Operator Rebates”) from the vendors or suppliers of goods or services provided under such Multi-Property Programs. When taking bids or issuing purchase orders, Operator shall secure for, and shall credit to, Owner any Operator Rebates (less Operator’s expenses related thereto) in connection with such purchase. Operator shall promptly remit to Owner’s benefit in the Operating Account the value of all Operator Rebates (less Operator’s expenses related thereto) received by Operator or any of its affiliates in connection with any purchases described herein.

ARTICLE 5

MANAGEMENT FEES AND OTHER PAYMENTS

5.1    Management Fees. For each Fiscal Year or portion thereof, Operator shall receive, by a distribution made by Operator out of the Operating Account at the end of each calendar quarter upon the submission of the reports described in Section 12.1(b) with respect to such calendar quarter, in respect of its management services hereunder, a management fee (the “Management Fee”), in an amount equal to (i) seven percent (7%) of GOP for the first twelve months following the Commencement Date; (ii) eight percent (8%) of GOP for months thirteen (13) through twenty-four (24) following the Commencement Date; and (ii) nine percent (9%) of GOP throughout the remainder of the Term.

5.2    Payment of Management Fee. The Management Fee generally shall be computed separately for each Fiscal Year and shall not be accumulated from Fiscal Year to Fiscal Year. The Management Fee shall be prorated for any partial Fiscal Year. The Management Fee shall be adjusted, if necessary, within sixty (60) days after receipt by Owner of the annual accounting for such Fiscal Year. Owner or Operator shall be entitled to audit the determination and calculation of the Management Fee. In the event that an audit reflects an underpayment or overpayment of the Management Fee to Operator, Operator or Owner, as appropriate, shall correct same by a corrective payment to Owner or Operator, as appropriate, within ten (10) days following notice of the results of such audit to the other party, subject to Owner’s and Operator’s right to challenge the audit results in accordance with the provisions of ARTICLE 29 of this Agreement. The calculation and payment of the Management Fee shall survive the termination of this Agreement.

5.3    Other Payments. Operator shall receive, by a distribution made by Operator out of the Operating Account at the end of each Accounting Period, the Centralized Services Charges for each Accounting Period. Additionally, Operator shall, in accordance with the Annual Plan, be entitled to reimburse itself directly from the Operating Account for all Reimbursable Expenses incurred by it in connection with the performance of this Agreement. If requested by Owner, Operator shall provide a statement showing in reasonable detail the nature and amount of such expenses, together with supporting documentation reasonably requested by Owner. Operator shall also make all payments to Operator and its Affiliates as provided in the Other Hotel Agreements.

5.4    Manner of Payment.

(a)    All amounts payable to Operator or its Affiliates under this Agreement shall be paid to Operator in United States Dollars, in immediately available funds, without set off for any claim for damages or money due from Operator or any of its Affiliates to Owner and without reduction for any withholding tax, value added tax and any other assessment, tax, duty, levy or charge required under any Legal Requirements.

(b)    If Owner shall be required by Legal Requirements to deduct or withhold any taxes from or in respect of any amounts payable to Operator or its Affiliates under this Agreement (excluding withholding taxes which are directly attributable to income tax payable by Operator or its Affiliates), the payment shall be increased as may be necessary so that after making all deductions or withholdings (the “Grossed-Up Taxes”) Operator receives an amount equal to the payment it would have received if no deduction or withholding had been made. If Owner delivers to Operator copies of receipts or other reasonable evidence of the payment of the Grossed-Up Taxes, Owner shall be entitled to the benefit of any tax credits that Operator may receive and that are attributable to such payments and to the extent that such tax credits are vested in Operator and are claimable by Operator, then Operator shall pay to Owner a sum equivalent to such tax credits claimed by Operator in its applicable tax returns to the intent that over time the full benefit of such tax credits shall accrue to, and be recoverable by, Owner. The parties will cooperate in good faith in order to reduce the amount of any applicable Grossed-Up Taxes).

5.5    Treatment of Proceeds of Business Interruption Insurance and Condemnation Awards. In the event of a casualty or condemnation for temporary use resulting in the payment of business interruption insurance (with respect to such casualty) or a condemnation award (with respect to such condemnation for temporary use), the amount of such proceeds shall be considered a part of Gross Revenues for the purpose of computing Operator’s Management Fee, unless such Management Fee are paid directly to Operator by way of receipt of business interruption proceeds.

ARTICLE 6

USE OF NAME; INTELLECTUAL PROPERTY

6.1    Name. During the Term of this Agreement, the Hotel shall at all times be known and designated by such name(s) as from time to time may be approved by Owner and Operator. Operator shall make or cause to be made any fictitious name filings or disclosures required by any Legal Requirements.

6.2    Other Intellectual Property.

(a)    Owner acknowledges that Operator or one of its affiliates is or will become the owner or licensee of certain intellectual property, including (i) software owned or licensed by Operator or one of its affiliates and in use at one or more other hotels operated and managed by Operator or any of its affiliates and all source and object code versions thereof and all related documentation, flow charts, user manuals, listing and service/operator manuals, market information and any enhancements, modifications or substitutions thereof; (ii) trade secrets, know-how and other proprietary information relating to the operating methods, procedures and policies distinctive to the hotels operated and managed by Operator or any of its affiliates; (iii) customer information, customer lists, personal guest profiles and information regarding guest preferences from the hotels and resorts operated and managed by Operator or any of its affiliates; (iv) reports and other business or marketing plans; and (v) trademarks (collectively, the “Intellectual Property”). Operator may utilize the Intellectual Property in connection with the operation of the Hotel to the extent Operator deems appropriate for the purpose of carrying out its agreements and obligations hereunder, but neither such use nor anything herein shall confer any proprietary license or other rights in the Intellectual Property upon Owner, any of its affiliates or any third parties.

(b)    Upon the expiration or sooner termination of this Agreement, Owner shall return to Operator all Intellectual Property received by Owner from or on behalf of Operator, if any, and shall not use the Intellectual Property.

(c)    Operator reserves the sole right and discretion to require the signing of commercially reasonable secrecy agreements by Hotel personnel and third parties to protect the confidentiality and the proprietary nature of the Intellectual Property.

ARTICLE 7

RESERVE FOR FF&E AND REPAIRS AND MAINTENANCE

7.1    Reserve for Replacement of FF&E and Repairs and Maintenance. The Reserve shall be funded pursuant to Section 7.2, and Operator shall be authorized to use amounts in the Reserve to pay for the cost of FF&E Expenditures.

7.2    Transfers to Reserve for FF&E. Commencing on the Commencement Date and continuing thereafter during the remainder of the Term, Operator shall supervise and direct that monthly deposit into the Reserve for FF&E in an amount equal to (i) three percent (3%) of Gross Revenues for the first two (2) years following the Commencement Date; and (ii) four percent (4%) of Gross Revenues throughout the remainder of the Term.

7.3    Annual Adjustment. At the end of each Fiscal Year and following receipt by Operator of the annual accounting statement referred to in ARTICLE 12, an adjustment will be made to such annual account, if necessary and if available, so that the appropriate amount shall have been deposited in the Reserve.

7.4    Maintenance of Reserve. The proceeds from the sale of FF&E no longer needed for the operation of the Hotel shall be deposited in the Reserve, but not credited against the obligation to deposit cash in such fund for the then current Fiscal Year. All interest earned or accrued on amounts invested from the Reserve shall be added to the Reserve (but shall not be credited against Owner’s obligations to fund the Reserve), and shall not constitute Gross Revenues or be included therein.

7.5    Accumulation of Reserve and Additional Cost of FF&E. Owner and Operator acknowledge and agree that portions of the Reserve may, from time to time in accordance with the then-current Annual Plan, be used for more significant expenditures than could be reserved for in a single year. Accordingly, at the end of each Fiscal Year, any amounts remaining in the Reserve shall be carried forward to the next Fiscal Year, and shall be in addition to the amount to be reserved in the next Fiscal Year. In the event at any time there are insufficient funds in the Reserve for any Fiscal Year to pay the cost of FF&E Expenditures in accordance with the Annual Plan, then Owner will, within thirty (30) days after request therefor by Operator, provide the additional funds to Operator to pay for such excess.

ARTICLE 8

REPAIRS AND MAINTENANCE AND CAPITAL IMPROVEMENTS

8.1    Repairs and Maintenance. Operator shall, from time to time, supervise and direct that such expenditures are made from the Reserve (or, to the extent insufficient or constituting Capital Improvements, from funds otherwise provided by Owner) for repairs and maintenance, including service contracts (“Repairs and Maintenance”) as required by the Legal Requirements, Annual Plan and otherwise in the condition required by this Agreement, including but not limited to repairs and maintenance of HVAC, mechanical and electrical systems, exterior and interior repainting, resurfacing building walls and parking areas, waterproofing of exterior surfaces of floors, roofs, or the like. Except in the event of an emergency, Force Majeure Event or otherwise under circumstances in which it would be unreasonable to seek to obtain prior approval (and provided that Operator shall notify Owner of any such expenditure within a reasonable time given the nature and scope of the emergency), all expenditures for the foregoing shall be as provided in the Annual Plan. If any such Repairs and Maintenance shall be made necessary by any condition against the occurrence of which Owner has received the guaranty or warranty of the builder of the Hotel or of any supplier of labor or materials for the Hotel or of any supplier of labor or materials for the construction of the Hotel, then Operator may invoke said guarantees or warranties in Owner’s or Operator’s name and Owner shall cooperate in all reasonable respects with Operator in the enforcement thereof.

8.2    Capital Improvements. Owner shall, from time to time, at its sole expense (and not from the Reserve), make such Capital Improvements in or to the Hotel in accordance with the Capital Budget or as Operator shall determine are necessary to comply with the Operating Standards. Failure of Owner to perform all or a portion of the Capital Improvements set forth in the then approved Capital Budget shall be a breach of this Agreement. If Capital Improvements shall be required at any time during the Term to maintain the Hotel in accordance with the Operating Standards or Legal Requirements, or because Operator and Owner jointly agree upon the desirability thereof, then in such event all such Capital Improvements shall be made with as little hindrance to the operation of the Hotel as reasonably possible. All recommendations by Operator of Capital Improvements shall be made by Operator to Operator, and submitted by Operator in conjunction with the Capital Budget for the Fiscal Year. In the event that Owner elects to perform Major Renovations to the Hotel, Owner may request Operator to oversee the performance of the Major Renovations, in which case the parties shall enter into an agreement for project management services in a form and on such terms and conditions (including the amount of any project management fees) mutually acceptable to both parties.

8.3    Notice of Force Majeure Event. In the event of any occurrence constituting a Force Majeure Event, Operator shall promptly notify Owner of such occurrence and shall keep Owner informed as to the extent and impact thereof on the Hotel.

ARTICLE 9

WORKING CAPITAL AND OPERATING ACCOUNT; DISTRIBUTION OF EXCESS CASH

9.1    Working Capital. Owner shall provide initial Working Capital in an amount equal to $2,000 per guest room at the Hotel. Owner shall at all times cause sufficient Working Capital to be on hand in the Operating Account. In no event shall Owner permit the Working Capital in the Operating Accounts to be less than such amount as may be necessary, as determined by Operator based on forecasted operating expenses and seasonality of the Hotel, to assure that the Hotel shall have the adequate Working Capital for its continuous operation. From time to time, upon five (5) days prior written notice from Operator, Owner shall furnish to Operator the applicable funds as requested by Operator. In the event Owner fails to supply required Working Capital in accordance with the provisions of this Section or if Operator otherwise deems such action to be necessary, Operator may use all or part of the funds in the Reserve to supplement the Operating Accounts in order to defray or pay the Hotel’s operating costs and expenses. Owner shall promptly replenish the Reserve for all sums so used or transferred.

9.2    Operating Accounts. Owner expressly authorizes Operator to establish and administer one or more Operating Accounts on Owner’s behalf. All funds deposited in the Operating Accounts shall be the sole property of Owner. Operator shall be entitled to maintain such funds as it reasonably deems proper in house banks or in petty cash funds at the Hotel. Operator’s designees shall be the only persons authorized to draw from the Operating Accounts, and Operator shall be entitled to make deposits in all of such accounts, in accordance with the terms of this Agreement and Operator’s standard accounting policies and practices. Operator shall establish reasonable controls to ensure accurate reporting of all transactions involving such accounts. Unless due to Operator’s Grossly Negligent or Willful Acts, any loss suffered in any of the Operating Accounts, or in any investment of funds into any such account, shall be borne by Owner, and Operator shall have no liability or responsibility therefor.

9.3    Distribution of Excess Cash. Within twenty-five (25) days of the close of each calendar quarter, Operator shall distribute to Owner all sums remaining in the Operating Account in excess of the then Working Capital requirements of the Hotel determined by Operator in accordance with Section 9.1 of this Agreement.

ARTICLE 10

BOOKS, RECORDS AND STATEMENTS

10.1    Books and Records. Operator shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel in accordance with the Uniform System of Accounts and GAAP, or if applicable, Local GAAP, in which case Operator shall prepare and provide to Owner, on a quarterly basis (or if requested by Owner, on a monthly basis), a reconciliation to GAAP of the applicable balance sheets and income statements. The books of account and all other records relating to or reflecting the operation of the Hotel shall be kept either at the Hotel or at Operator’s corporate offices and shall be available to Owner and its representatives and its auditors or accountants, at all reasonable times for examination, audit, inspection and transcription at Owner’s sole cost and expense. All of such books and records pertaining to the Hotel shall be the property of Owner. Upon any termination of this Agreement, all of such books and records forthwith shall be turned over to Owner at a location designated by Owner so as to insure the orderly continuance of the operation of the Hotel, but such books and records shall thereafter be available to Operator at all reasonable times for inspection, audit, examination and transcription for a period of five (5) years. In addition to the Hotel’s books and records, Operator shall maintain Guest Data in accordance with its privacy policy and any applicable data protection law; provided, however, that Operator shall own all Guest Data, and may use such Guest Data in any commercially reasonable manner that: (i) does not violate the terms of this Agreement, (ii) during the Term of this Agreement, does not interfere with and/or is not detrimental to the operation or financial performance of the Hotel, and (iii) does not violate any Legal Requirements applicable to the use of Guest Data. Notwithstanding any right of Owner to perform audits as provided in ARTICLE 12 below, the keeping of the books of account and records described herein, as well as the fact of the day-to-day operation of the Hotel, including but not limited to the generation of revenue as a result of the renting of rooms to guests and commercial spaces to third parties, the obtaining and maintenance of Permits, the funding and use of the Reserve, Working Capital and Operating Account as provided herein, shall constitute prima facie evidence for Owner of the effective rendering of the services hereunder and the right to Operator to be paid the Management Fee and the other payments referred to in ARTICLE 5. Nothing contained herein shall be deemed to limit or restrict in any way the right of Owner to perform audits as provided in this Agreement.

ARTICLE 11

ADVERTISING

Subject to the provisions of the International Marketing Services Agreement, Operator shall arrange and contract with third parties for all advertising which Operator may reasonably deem necessary in connection with the provision of services hereunder, in accordance with the Annual Operating Budget.

ARTICLE 12

FINANCIAL REPORTS

12.1    Financial Reports.

(a)    Operator shall deliver to Owner within twenty (20) days following the close of each Accounting Period a monthly profit and loss statement reflecting a comparison of periodic and year-to-date actual revenues and expenses with the Annual Operating Budget as well as a periodic and year-to-date comparison of such actual revenues and expenses with those of the prior Fiscal Year.

(b)    Within seventy-five (75) days after the end of each Fiscal Year, Operator shall deliver to Owner an annual accounting statement, showing the results of operation of the Hotel during the Fiscal Year and a computation of Gross Revenues, Operating Expenses, and Gross Operating Profit, if any, and any other information necessary to make the computations required hereby or which may be requested by Owner, all for such Fiscal Year. The annual accounting statement for any Fiscal Year shall be controlling over the interim accountings for such Fiscal Year.

12.2    Audits by Owner. Owner shall have the right to audit, conducted either by Owner’s internal personnel or by a third party auditor retained by Owner, at its expense and not as an Operating Expense of the Hotel, all items of expense and revenue under this Agreement including, but not limited to, Gross Revenues, Operating Expenses, depreciation, the Management Fee and the Reserve. Operator shall cooperate and assist with such audit, at no cost to Operator. In the event that an audit reflects an underpayment to Owner or Operator or an overpayment to Operator or Owner, Operator shall correct same by a corrective payment to Owner or Operator, as appropriate, within ten (10) days following notice of the audit results to Operator, subject to Owner’s and Operator right to challenge the audit results in accordance with the provisions of ARTICLE 29 of this Agreement.

ARTICLE 13

INSURANCE

13.1    Insurance Requirements. Owner shall retain the right, upon written request, to procure and maintain the policies required in sections a, b, c, d, or e of this ARTICLE 13, provided, however, that such policies shall be placed with responsible and properly authorized companies, meet the minimum requirements as contained in this ARTICLE 13, be reasonably acceptable to Operator, and the coverage provisions provided shall apply to Operator’s benefit. The cost of maintaining liability insurance shall be an Operating Expense of the Hotel. Should Owner exercise such right, (i) Operator will retain the right to procure contingent liability coverage at Owner’s expense as an Operating Expense of the Hotel, (ii) if the cost of the liability insurance procured by Owner exceeds the cost of Operator’s comparable coverage (including as a result of proration of blanket coverage), all such excess costs shall be the sole responsibility of Owner and shall not be an Operating Expense, and (iii) Owner hereby waives its rights of recovery from Operator and its Affiliates (and their respective directors, officers, shareholders, agents and employees) for loss or damage to the Hotel and any resultant interruption of business. All policies evidencing such insurance in this ARTICLE 13 shall name the Owner, Operator and Operator, and their respective Affiliates as named or additional named insureds as their interests may appear, and may, at Owner’s election, name any mortgagee, lien holder or other security interest holder of all or any part of the Hotel as an additional insured thereunder, as its interest may appear.

(a)    An “all risk” policy (including Difference in Conditions coverage which shall include earthquake, windstorm and flood) insuring all real and personal property, in an amount Owner and Operator shall mutually deem advisable.

(b)    Insurance on the Hotel against loss or damage from an accident to and/or caused by boilers, heating apparatus, pressure vessels, pressure pipes, electrical or air conditioning equipment, in an amount as Owner shall deem advisable.

(c)    Business interruption and extra expense insurance, on a loss sustained basis, against the perils enumerated in subsections (a) and (b) above, including Operator’s Services Fees and the Centralized Services Charges as provided under this Agreement.

(d)    Commercial liability insurance including coverage for personal injury, humiliation, harassment, abuse or molestation, and on-premise products liability; innkeeper’s legal liability; dram shop insurance; blanket contractual liability; professional liability (if available); advertising liability; automobile liability, including owned, non-owned, or borrowed vehicles; garage liability and garage keeper’s legal liability, all with limits of not less than $25,000,000 per loss for property damage, bodily injury, personal injury or death.    The terms and limits required herein can be met through any combination of primary and excess insurance. These policies shall be specifically endorsed with a per-location aggregate and shall provide that the insurance will be deemed primary, and that any other insurance available to the non-insuring party shall not be called upon by these policies to contribute to a loss.

(e)    Such additional insurance as may be required by any mortgagee or lessor of the Hotel or any part thereof, together with insurance against such other risks as Owner and Operator may hereafter mutually agree upon and that is now, or hereafter is, customary to insure against in the operation of similar properties, considering the nature of the business and the geographic and climatic nature of the Hotel’s location.

(f)    Employer’s liability coverage as may be required by law or as Operator shall deem advisable.

(g)    If Owner does not exercise its right to procure and maintain the policies required in sections a, b, c, d, or e of this ARTICLE 13 as provided in Section 13.1, Operator shall provide such insurance on Owner’s behalf.

13.2    General Insurance Requirements.

(a)    Certificates of insurance, containing all conditions applying to the Hotel, shall be delivered to Operator (or as applicable, upon request, to Owner) not more than ten (10) days after to the expiration date of all policies of insurance that must be maintained under the terms of this Agreement. All policies shall contain an endorsement providing a thirty (30) day written notice of cancellation, material change, or non renewal to Owner and Operator.

(b)    To the extent waivers of subrogation are acceptable to the carrier, each policy of insurance shall provide that the carrier shall have no right of subrogation against either party hereto, their agents or employees by separate endorsement.

(c)    The limits provided for hereunder shall be increased from time to time to give effect to increases in current liability exposure and inflationary cost increases. Changes in the amounts and types of insurance provided for hereunder shall be made as part of the Annual Operating Budget review process.

(d)    Any deductibles applicable to any of the required insurance shall constitute Insurance Costs. Owner acknowledges any deductible applicable to any of the required insurance provided by Operator may need to be modified to respond to insurance market trends, customer demands, economic conditions, technological advances, and other factors affecting the hotel industry and its risks, as they may change from time to time. Owner agrees that Operator shall have the right, in its reasonable discretion, to modify the deductible as Operator deems advisable.

(e)    At Owner’s request, Operator shall provide information pertaining to Operator’s policies and procedures governing claims, emergency preparedness, and loss prevention. This is to include regular reports on claim and insurance litigation activity at the Hotel.

(f)    Any insurance required to be provided pursuant to this ARTICLE 13 may be provided under policies of blanket insurance which cover other properties and activities of Owner or Operator, or their respective Affiliates, as applicable; provided that an individual certificate of insurance shall be issued with respect to the coverage provided for the Hotel identifying the premiums paid in connection therewith, which shall be no greater than if the same insurance coverage were written separately by Owner.

ARTICLE 14

REAL AND PERSONAL PROPERTY TAXES; UTILITIES

14.1    Taxes. Owner shall be responsible for the payment of all real estate and personal property taxes, assessments and impositions levied against the Hotel or any of its component parts. Operator shall promptly deliver to Owner all notices of assessments, valuations and similar documents to be filed by Owner, which are received from taxing authorities by Operator.

14.2    Utilities, Etc. To the extent sufficient funds are available in the Operating Account or otherwise made available in a timely manner by Owner, Operator shall promptly pay all fuel, gas, light, power, water, sewage, garbage disposal, telephone and other utility bills currently as they are incurred in connection with the Hotel from the Gross Revenues or Working Capital.

ARTICLE 15

DAMAGE OR DESTRUCTION; CONDEMNATION

15.1    Damage or Destruction.

(a)    If the Hotel or any portion thereof shall be damaged or destroyed at any time or times during the Term by fire, casualty or any other cause commonly covered by fire and extended coverage insurance and the cost of repairing such damage and restoring the Hotel to substantially its condition immediately prior to such damage or destruction, as reasonably estimated by Owner based upon estimates Owner receives from contractors and other reasonable and customary evidence, will not exceed thirty percent (30%) of the replacement value of the Hotel, Owner will, at its own cost and expense and with due diligence, repair and/or restore the Hotel so that after such repair and/or restoration, the Hotel shall be in substantially the same condition as it was immediately prior to such damage or destruction.

(b)    If the cost of such repair and/or restoration will, as so reasonably estimated by Owner, exceed thirty percent (30%) of the replacement value of the Hotel, then Owner shall, within one hundred twenty (120) days after such damage or destruction, elect by notice to Operator either

(x) to carry out such repair and/or restoration, in which case Owner shall complete such repair and/or restoration pursuant to the last sentence of Section 15.1(a) or (y) to terminate this Agreement, in which case, Owner shall pay to Operator the Termination Fee.

(c)    If Owner, within such one hundred twenty (120) day period either (i) advises Operator that Owner will not so repair and/or restore such damage or destruction or (ii) fails to advise Operator of Owner’s decision, Operator may terminate this Agreement by written notice to Owner, within one hundred fifty (150) days after such damage or destruction, in which case, Owner shall pay to Operator the Termination Fee.

15.2    Condemnation. If the whole of the Hotel shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable, in the sole opinion of Owner, to use the remaining portion as a hotel of the type and class immediately preceding such taking or condemnation, then this Agreement shall terminate as of the date title vests in the condemning authority. Operator has no interest in any award paid to Owner; however, Operator shall have the right, in the case of a condemnation that results in the termination of this Agreement, to institute a separately available administrative proceeding or judicial action intended to determine just compensation in connection the condemnation, for the purpose of representing Operator’s compensable interest in this Agreement. If only a part of the Hotel shall be taken or condemned and the taking or condemnation of such part does not, in the opinion of Owner, make it unreasonable or imprudent to operate the remainder as a hotel of the type and class immediately preceding such taking or condemnation, this Agreement shall not terminate, and so much of any award to Owner shall be made available as shall be reasonably necessary for making alterations or modifications of the Hotel, or any part thereof, so as to make it a satisfactory architectural unit as a hotel of similar type and class as prior to the taking or condemnation.

ARTICLE 16

EVENTS OF DEFAULT

16.1    Operator Defaults. Each of the following shall constitute an Event of Default by Operator:

(a)    The failure of Operator to perform, keep or fulfill any of the covenants, undertakings, obligations or conditions to be kept, observed or performed by Operator and such failure shall continue for a period of thirty (30) days after written notice from Owner to Operator specifying such failure; provided that if such failure is incapable of cure within such thirty (30) day period, then the cure period shall be extended provided that Operator commenced the cure during such initial thirty (30) day period and thereafter diligently and continuously pursues the cure thereof to completion within a reasonable time.

(b)    If Operator shall apply for or consent to the appointment of a receiver, trustee or liquidator of Operator or of all or a substantial part of its assets, admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Operator in any bankruptcy, reorganization or judgment or decree shall be entered by any court of competition jurisdiction, on the application of a creditor, adjudicating Operator bankrupt or insolvent or approving a petition seeking reorganization of Operator or appointing a receiver, trustee or liquidator of Operator or of all or a substantial part of its assets or a decree shall continue unstayed and in effect for any period of ninety (90) consecutive days or any similar proceedings shall be taken by or against the Operator in any other jurisdiction.

(c)    The filing of a voluntary petition in bankruptcy or insolvency or a petition for liquidation or reorganization under any bankruptcy law by Operator, or Operator shall consent to, acquiesce in, or fail timely to controvert, an involuntary petition in bankruptcy, insolvency or an involuntary petition for liquidation or reorganization filed against it in any jurisdiction.

(d)    The filing against Operator of a petition seeking adjudication of Operator as insolvent or seeking liquidation or reorganization or appointment of a receiver, trustee or liquidator of all or a substantial part of Operator’s assets, if such petition is not dismissed within ninety (90) days.

16.2    Owner Defaults. Each of the following shall constitute an Event of Default by Owner:

(a)    The failure of Owner to pay or furnish to Operator any money Owner is required to pay or furnish to Operator in accordance with the terms hereof on the date the same is payable, if such failure is not cured within ten (10) days after written notice specifying such failure is given by Operator to Owner. If any sum of money is not paid within ten (10) days following the date the same becomes due and payable under this Agreement, and Operator has advanced such sum on behalf of Owner, such sum shall bear interest at the Default Rate from the date Operator advanced such sum on behalf of Owner until the date Owner actually pays such sum. If the failure to pay relates to the Services Fee, such sum shall bear interest at the Default Rate from the date due until the date actually paid.

(b)    The failure of Owner to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement (other than a failure to pay or furnish to Operator any money Owner is required to pay or furnish to Operator), including without limitation, the failure of Owner to secure the possession and control of any Common Property necessary for the operation of the Hotel, or the failure of Owner to approve expenditures or to authorize procedures necessary to maintain the standards of the Hotel in accordance with the Operating Standards, if such failure shall continue for a period of thirty (30) days after written notice by Operator to Owner specifying the matters or conditions which constitute the basis for such Event of Default, provided that if such failure is incapable of cure within such thirty (30) day period, then the cure period shall be extended provided that Owner commences the cure during such initial thirty (30) day period and thereafter diligently and continuously pursues the cure thereof to completion within a reasonable time.

(c)    If because of a default under the Mortgage, if any, the Mortgage shall be foreclosed, or the Hotel sold in lieu of foreclosure.

(d)    If Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner of all or a substantial part of its assets, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against

Owner in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days or any similar proceedings shall be taken by or against the Owner in any other jurisdiction.

(e)    The filing of a voluntary petition in bankruptcy or insolvency or a petition for liquidation or reorganization under any bankruptcy law by Owner, or Owner shall consent to, acquiesce in, or fail timely to controvert, an involuntary petition in bankruptcy, insolvency or an involuntary petition for liquidation or reorganization filed against it.

(f)    The filing against Owner of a petition seeking adjudication of Owner as insolvent or seeking liquidation or reorganization or appointment of a receiver, trustee or liquidator of all or a substantial part of Owner’s assets, if such petition is not dismissed within ninety (90) days.

(g)    Failure of Owner to maintain at all times throughout the term hereof any insurance required to be maintained by Owner under ARTICLE 13, if such failure is not cured within fifteen (15) days after written notice specifying such failure is given by Operator to Owner.

16.3    Cross-Default. Notwithstanding anything to the contrary, any event of default occurring under any of the Other Hotel Agreements shall constitute an Event of Default hereunder. For this purpose, an Event of Default committed by the Marketing Services Provider under any Other Hotel Agreement shall be deemed to be an Event of Default hereunder by the Operator, and an Event of Default committed by the Owner under any Other Hotel Agreement shall be deemed to be an Event of Default hereunder.

ARTICLE 17

TERMINATION UPON EVENT OF DEFAULT; OTHER REMEDIES

17.1    Termination.

(a)    Upon the occurrence of an Event of Default, in addition to and cumulative of any and all rights and remedies available to the non-defaulting party under this Agreement or at law, the non-defaulting party may: (i) terminate this Agreement without penalty, effective upon receipt of written notice of termination to the defaulting party; and (ii) pursue any and all other remedies available to the non-defaulting party as provided in this Agreement or at law. In addition to and cumulative of the foregoing, upon the occurrence of any Event of Default on the part of Owner, all Management Fees, Reimbursable Expenses and all other sums payable to Operator under this Agreement shall be immediately due and payable without notice subject to any right of set-off or other claim which Owner may have against Operator under this Agreement.

(b)    In addition to, and not in limitation of, the provisions of Section 16.1(a), in case of Operator’s termination due to an Event of Default by Owner, prior to or concurrently with the effectiveness of such termination, Owner shall pay to Operator the Owner Default Termination Fee. The Parties stipulate, acknowledge and agree that the actual damages to Operator on account of Operator’s termination of this Agreement as a result of Owner’s Event of Default are impractical to ascertain and the Owner Default Termination Fee is a reasonable and proper measure of such damages.

17.2    Operator’s Rights to Perform.

(a)    If Owner shall fail to make any payment or to perform any act required of Owner pursuant to this Agreement, Operator may (but shall not be obligated to), without further notice to, or demand upon, Owner and without waiving or releasing Owner from any obligations under this Agreement, make such payment (either with its own funds or with funds withdrawn for such purpose from the Operating Accounts or the Reserve) or perform such act. All sums so paid by Operator and all necessary incidental costs and expenses incurred by Operator in connection with the performance of any such act, together with interest thereon at the Default Rate from the date of making such expenditure by Operator, shall be payable to Operator on demand.

(b)    Operator shall have the right to set-off against any payments to be made to Owner by Operator under any provision of this Agreement and against all funds from time to time in the Operating Accounts and the Reserve, any and all liabilities of Owner to Operator. Operator may withdraw from the Operating Accounts and the Reserve from time to time such amounts as Operator deems desirable in partial or full payment of all or any portion of said liabilities, as well as any liabilities due to Operator’s Affiliates under the Other Hotel Agreements, the amount of such withdrawals to be paid by Owner to Operator on demand and to be replaced in the respective account and fund.

ARTICLE 18

OWNER’S ADDITIONAL TERMINATION RIGHTS

18.1    No Termination Upon Sale. Owner shall not have the right to terminate this Agreement upon a sale of the Hotel.

18.2    Performance Termination.

(a)    Subject to the provisions of this Section 18.2, from and after the expiration of the fifth (5th) full Fiscal Year following the Commencement Date (i.e., commencing with the sixth (6th) and seventh (7th) full Fiscal Years following the Commencement Date), Owner may terminate this Agreement in accordance with the procedure described below, if for any two (2) consecutive full Fiscal Years (each a “Measurement Year”), subsections (i) and (ii) below are applicable for both of such Measurement Years (collectively, the “Performance Test”):

(iii)    the Gross Operating Profit for such Measurement Year is less than eighty percent (80%) of the budgeted Gross Operating Profit set forth in the approved Annual Operating Budget for such Measurement Year (the “GOP Test”); and

(iv)    the RevPAR of the Hotel for such Measurement Year is less than eighty percent (80%) of the annualized RevPAR for the Competitive Set (the “RevPAR Test”).

(b)    I f the Performance Test is not satisfied and Owner elects to exercise its right to terminate this Agreement pursuant to this Section, Owner shall give written notice to Operator of such election within sixty (60) days after the receipt by Owner of the annual accounting (as set forth in Section 12.1) for the second consecutive Measurement Year in which the Performance Test is not satisfied; and (ii) the notice shall specify a termination date no sooner than ninety (90) days after the giving of such notice. Operator may, within sixty (60) days following its receipt of Owner’s notice of termination, pay to the Owner an amount which, when added to the actual aggregate amount of the Gross Operating Profit for the second (2nd) of the two Measurement Years in question, equals the amount of Gross Operating Profit that would have been necessary to satisfy the GOP Test for such Measurement Year. Upon such payment, the Performance Test shall be deemed to have been satisfied for such Measurement Year, Owner shall not have a right to terminate this agreement based upon such Measurement Years and Owner’s election to do so shall be of no further force and effect.

(c)    In the event that there is a Performance Test Adjustment Event, Owner and Operator will reasonably cooperate to equitably adjust the GOP Test and the RevPAR Test. If the parties cannot agree as to the equitable adjustment within thirty (30) days following written request for adjustment by either party, the matter will be submitted to an Expert, as provided and in accordance with the procedures set forth below.

(d)    If any of the hotels in the Competitive Set either changes its name or chain affiliation or ceases to operate, or otherwise is no longer generally within the same hotel market segment as the Hotel, Owner and Operator agree to mutually, reasonably, and in good faith, discus appropriate changes to the Competitive Set, provided that, (i) the Competitive Set will always include at least three (3) hotels and no more than six (6) hotels, and (ii) in no event will any single hotel in the Competitive Set account for more than forty percent (40%) of the total guest rooms of all hotels included in the Competitive Set.

(e)    No termination fee or other like compensation shall be payable to the Operator in the event of termination by the Owner under this Article

ARTICLE 19

TRANSFER AND REMITTANCE TO OWNER UPON TERMINATION

19.1    Transfer to Owner. Upon any termination of this Agreement, whether due to the occurrence of an Event of Default or otherwise, Operator and its Affiliates shall cooperate with Owner and shall execute all documents or instruments requested by Owner in connection with the transfer to Owner or its nominee of the Permits used or useful in connection with the operation of the Hotel that may have been issued on the name of Operator; provided, however, if such termination is due to a reason other than a default by Operator under this Agreement, Owner will reimburse Operator and its Affiliates for their reasonable expenses to effect such transfer.

19.2    Remittance to Owner. Upon the expiration or termination of this Agreement, after payment of all Operating Expenses for which bills were received to such date, Operator’s Management Fee, Reimbursable Expenses, the Centralized Service Charges, any Termination Fee and any other amounts then due and payable to Operator and/or its Affiliates, and after withholding a reasonable amount determined by Operator to be necessary to pay for any continuing liabilities or payables that may become due following such termination, all remaining amounts in: (i) the Reserve and (ii) the Operating Account, shall be transferred by Operator to Owner.

ARTICLE 20

NOTICES

All notices, elections, acceptances, demands, consents and reports (collectively “notice”) provided for in this Agreement shall be in writing and shall be given to the other party at the address set forth below or at such other address as any of the parties hereto may hereafter specify in writing.

To Owner:

       X Fund Properties Limited

       28-48 Barbados Avenue

       Kingston 5

       Jamaica

       Attn: Christopher Zacca

       Phone: (876) 936-7036

       Fax: (876) 968-3181

With copy to:    Janice Grant-Taffe

       28-48 Barbados Avenue

       Kingston 5

       Jamaica

       Phone: (876) 936-7057

       Fax: (876) 960-1927

To Operator:     Playa Management USA, LLC

       1560 Sawgrass Corporate Parkway, Suite 310

       Fort Lauderdale, Florida 33323

       Attention: General Counsel

With a copy to:

       Greenberg Traurig, P.A.

       333 S.E. 2nd Avenue, Suite 4400

       Miami, Florida 33131

       Attn: Steve Bassin

       Phone: (305) 579-0876

       Fax: (305) 961-5876

Such notice or other communication may be sent by DHL or other internationally recognized courier service, delivered by hand, or sent by electronic facsimile in which case notice shall be deemed given upon confirmed delivery. All notices or other communication that are sent by courier service or delivered by hand shall be deemed received upon delivery.

ARTICLE 21

CONSENT AND APPROVAL

Except as herein otherwise provided, whenever in this Agreement the consent or approval of Operator or Owner is required, such consent or approval shall not be unreasonably withheld or delayed. Such consent or approval shall also be in writing only and shall be executed only by an authorized officer or agent of the party granting such consent or approval.

ARTICLE 22

ASSIGNMENTS

22.1    Assignment by Operator. Except as expressly provided in this Section 22.1, Operator shall not cause, permit or suffer an assignment of this Agreement without the prior written consent of Owner. Any assignment by Operator in violation of the terms of this Section 22.1 shall be void and of no force or effect as between the parties. Notwithstanding the foregoing, so long as no Operator Event of Default has occurred and is continuing Operator shall have the right, without Owner’s consent, to effect an assignment to (i) an Affiliate of Operator in connection with a corporate restructuring, consolidation, or reorganization in which all or substantially all of the business and assets of the hotel management operations of Operator are transferred to such Affiliate, or (ii) any person that acquires, whether by merger, stock sale, consolidation, reorganization or purchase of assets or ownership interests, all or substantially all of the business and assets of the hotel management operations of Operator relating to the System Hotels. In the event of such assignment, the assignee shall assume and agree to be bound by all of the terms and provisions of this Agreement. Notwithstanding anything herein to the contrary, Operator may, without Owner’s consent, assign or grant security interests in or to its right to receive Services Fees hereunder as security for any monetary obligations of Operator or its Affiliates.

22.2    Assignment by Owner. Except as expressly provided herein, Owner shall not cause, permit or suffer an assignment of this Agreement or a direct or indirect transfer of any interest in Owner without the prior written consent of Operator. Any assignment of this Agreement or direct or indirect transfer of any interest in Owner in violation of the terms of this Section 22.2 shall be void and of no force or effect as between the parties. Notwithstanding the foregoing, so long as no Event of Default by Owner has occurred and remains uncured, Owner shall have the right to effect an assignment of this Agreement to (i) an Affiliate of Owner in connection with a corporate restructuring, consolidation, or reorganization in which all or substantially all of the business and assets of Owner are transferred to such Affiliate, or (ii) upon prior written notice, and subject to the provisions of Section 22.3 below, to a third party that acquires all of the interests of Owner in the Hotel or all of the direct or indirect interests in Owner; provided, however, in each case, such assignee is not a Prohibited Assignee. If such assignee is a Prohibited Assignee, then Operator shall have the right, without penalty or payment, to terminate this Agreement immediately upon such assignment or transfer.

22.3    Right of First Offer.

(a)    Notwithstanding anything to the contrary contained in this Agreement, prior to initiating any process for marketing or otherwise effectuating a Sale of the Hotel, Owner shall, or shall cause the applicable Owner Parent (the “Proposed Seller”) to give written notice (the “Proposed Sale Notice”) to Operator setting forth the proposed purchase price (the “Proposed Purchase Price”) and material terms of the proposed Sale of the Hotel. So long as no Operator Event of Default has occurred and is continuing Operator shall have the right, but not the obligation, to elect to purchase the Hotel or the equity interests in Owner or an Owner Parent (the “Subject Assets”) on the terms set forth in the Proposed Sale Notice by giving written notice thereof (the “Purchase Notice”) to the Proposed Seller within sixty (60) days (the “Sale Election Period”) after the receipt by Operator of the Proposed Sale Notice. The alleged existence of an Operator Event of Default shall not relieve Owner from the obligation to deliver to operator a Proposed Sale Notice as provided herein.

(b)    During the Sale Election Period, neither the Owner nor any of its Affiliates shall (i) take any steps to solicit offers for a Sale of the Hotel or engage in substantive discussions with any third party with respect to the Sale of the Hotel, or (ii) accept any offer in connection with a Sale of the Hotel from any third party other than Operator.

(c)    If Operator fails to timely deliver the Purchase Notice within the Sale Election Period, then the Proposed Seller shall have the right to effectuate a Sale of the Hotel (subject to the other terms and provisions of this Agreement) to a third party which is not an Affiliate of the Proposed Seller (a “Third Party Purchaser”) at any time within one hundred and eight (180) days following the delivery of the Proposed Sale Notice, as long as the terms and conditions are materially the same as the terms and conditions presented to Operator in the Proposed Sale Notice and Third Party Purchaser pays a gross cash purchase price (the “Third Party Purchase Price”) that is not less than ninety five percent (95%) the Proposed Purchase Price. Owner shall, or if applicable shall cause Owner Parent to, contemporaneously provide Operator notice of any purchase agreement entered into by the Proposed Seller in connection with a Sale of the Hotel and shall provide Operator a copy of such purchase agreement. In the event the Proposed Seller is unable to effectuate a closing in accordance with the foregoing terms within such one hundred and eight (180) day period, the terms of the right of first offer contemplated herein shall be automatically reinstated.

(d)    If Operator elects to purchase the Hotel (or if applicable, the equity interests in Owner or an Owner Parent) within the Sale Election Period, then such election shall be deemed to create a contract between Operator (or any designee of Operator), on one hand, and the Proposed Seller, on the other hand, pursuant to which Operator irrevocably agrees to acquire the Proposed Assets in accordance with the terms of the Proposed Sale Notice free and clear of all liens, claims and encumbrances, and subject to customary closing prorations and customary allocations of transaction costs. After making such election, the parties shall exercise good faith and diligent efforts in negotiating the definitive terms and conditions of the purchase agreement (and any other definitive agreements) consistent with the Proposed Sale Notice, including the closing date and logistics for such sale.

ARTICLE 23

INDEMNITY

23.1    Indemnity by Owner. Owner shall indemnify, defend and hold Operator and its Affiliates and its and their respective directors, trustees, officers, employees, agents and assigns (collectively the “Operator Indemnified Parties”) harmless for, from and against any and all third-party liabilities, claims, demands, actions, causes of action, judgments, orders, damages, costs, expenses, and losses (including reasonable attorney’s fees and costs) which Operator Indemnified Parties might incur, become responsible for, or pay out for any reason, directly or indirectly arising out of, relating to or resulting from: (i) this Agreement; (ii) the development, construction, ownership and/or operation of the Hotel prior to and after the Effective Date, and (iii) any other activities relating to the Hotel, except to the extent caused by Operator’s Grossly Negligent or Willful Acts.

23.2    Indemnity by Operator. Operator shall indemnify, defend and hold Owner and its Affiliates and their respective directors, officers, employees, agents and assigns (collectively the “Owner Indemnified Parties”) harmless for, from and against any and all third-party liabilities, claims, demands, actions, causes of action, judgments, orders, damages, costs, expenses, and losses (including reasonable attorney’s fees and costs) which Owner Indemnified Parties might incur, become responsible for, or pay out for any reason, directly or indirectly arising out of, relating to or resulting from this Agreement, to the extent caused by Operator’s Grossly Negligent or Willful Acts.

23.3    Indemnification Procedure. Any Indemnified Party shall be entitled, upon written notice to the Indemnifying Party, to the timely appointment of counsel by the Indemnifying Party for the defense of any claim, which counsel shall be subject to the approval of the Indemnified Party. If, in the Indemnified Party’s reasonable judgment, a material conflict of interest exists between the Indemnified Party and the Indemnifying Party at any time during the defense of the Indemnified Party, the Indemnified Party may appoint independent counsel of its choice for the defense of the Indemnified Party as to such claim. Additionally, regardless of whether the Indemnified Party has appointed counsel or selects independent counsel (i) the Indemnified Party shall have the right to participate in the defense of any claim and approve any proposed settlement of such claim, such approval not to be unreasonably withheld, and (ii) all costs, expenses and attorneys’ fees of the Indemnified Party shall be borne by the Indemnifying Party. If the Indemnifying Party fails to timely pay such costs, expenses and reasonable attorneys’ fees, the Indemnified Party may, but shall not be obligated to, pay such amounts and be reimbursed by the Indemnifying Party for the same, which amounts shall bear interest at the Default Rate until paid in full. The parties hereby acknowledge that it shall not be a defense to a demand for indemnity that less than all claims asserted against the Indemnified Party are subject to indemnification. If a claim is covered by the Indemnifying Party’s liability insurance, the Indemnified Party shall not take or omit to take any action that would cause the insurer not to defend such claim or to disclaim liability in respect thereof. Further, the Indemnified Party shall cooperate with the Indemnifying Party in the defense of the claim (at the Indemnifying Party’s cost), shall not settle the claim without the consent of the Indemnifying Party, and shall not take any action which prejudices the defense of the claim.

23.4    Survival/Insurance/Miscellaneous. The provisions of this ARTICLE 23 shall survive the expiration or earlier termination of this Agreement. Owner and Operator mutually agree for the benefit of each other to look first to the appropriate insurance coverages in effect pursuant to this Agreement in the event any claim or liability occurs as a result of injury to person or damage to property, regardless of the cause of such claim or liability. In no event shall the settlement by either party of any claim brought by a third-party (including Hotel Personnel) in connection with the ownership or operation of the Hotel be deemed to create any presumption of the validity of the claim, nor shall any such settlement be deemed to create any presumption that the acts or omissions giving rise to such claim constituted Operator’s Grossly Negligent or Willful Acts.

ARTICLE 24

NO REPRESENTATIONS AS TO INCOME OR FINANCIAL SUCCESS OF HOTEL

In entering into this Agreement, Operator and Owner acknowledge that neither Owner nor Operator has made any representation to the other regarding projected earnings, the possibility of future success or any other similar matter respecting the Hotel, and that Operator and Owner understand that no guarantee is made to the other as to any specific amount of income to be received by Operator or Owner or as to the future financial success of the Hotel.

ARTICLE 25

REPRESENTATIONS OF OPERATOR

In order to induce Owner to enter into this Agreement, Operator does hereby make the following representations and warranties:

(a)    this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Operator enforceable in accordance with the terms hereof; and

(b)    neither the consummation of the transactions contemplated by this Agreement on the part of Operator or to be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Operator is a party or by which it is bound.

(c) there is no claim, litigation, proceeding or governmental investigation pending, or as far as is known to Operator threatened, against or relating to Operator, the properties or business of Operator or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially and adversely affect the ability of Operator to enter into this Agreement or to carry out its obligations hereunder, and there is no basis for any such claim, litigation, proceedings or governmental investigation, except as has been fully disclosed in writing to Operator;

(c)    (d) Operator is not, and shall not become, a person or entity with whom U. S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named in OFAC’s Specially Designated and Blocked Person’s List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism), or other governmental action (such persons and entities being “Prohibited Persons”).

ARTICLE 26

REPRESENTATIONS OF OWNER

In order to induce Operator to enter into this Agreement, Owner does hereby make the following representations and warranties:

(a)    this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Owner enforceable in accordance with the terms hereof;

(b)    there is no claim, litigation, proceeding or governmental investigation pending, or as far as is known to Owner, threatened, against or relating to Owner, the properties or business of Owner or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially and adversely affect the ability of Owner to enter into this Agreement or to carry out its obligations hereunder, and there is no basis for any such claim, litigation, proceedings or governmental investigation, except as has been fully disclosed in writing to Operator; and

(c)    neither the consummation of the transactions contemplated by this Agreement by this Agreement on the part of Owner to be performed nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Owner is a party or by which it is bound.

(d)    Owner is not, and shall not become, a person or entity with whom U. S. persons or entities are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named in OFAC’s Specially Designated and Blocked Person’s List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism), or other governmental action.

ARTICLE 27

RELATIONSHIP OF PARTIES

(a)    Owner and Operator acknowledge and agree that in Operator operating the Hotel, entering into contracts, accepting reservations, and conducting financial transactions for the Hotel, Operator acts on behalf of and as agent for Owner and assumes no independent contractual liability nor shall Operator be obligated to extend its own credit with respect to any obligation incurred in performing its obligations under this Agreement.

(b)    The relationship between the parties hereto shall be that of principal, in the case of Owner, and agent, in the case of Operator. Nothing contained in this Agreement shall constitute, or be construed to constitute or create, a partnership, joint venture or lease between Owner and Operator with respect to the Hotel. This Agreement is for the benefit of Owner and Operator and shall not create third-party beneficiary rights.

ARTICLE 28

FOREIGN CORRUPT PRACTICES ACT; GOVERNMENTAL APPROVALS

(a)    Each party and its respective officers, directors, employees, or agents shall use only legitimate business and ethical practices in commercial operations and in promoting its position as Owner or a position of Operator (as the case may be) before any governmental authority on issues and matters that directly or indirectly relate to the Hotel to which this Agreement relates. No officer, director, employee or agent of Owner or Operator shall pay, offer, promise, or authorize the payment, directly or indirectly, of monies or anything of value to any official or employee of any governmental authority (including an official or employee of any public international organization) or any political party or candidate for political office, for the purpose of: (A) (i) influencing any act or decision of such official in his official capacity, (ii) causing such official to act or fail to act in violation of his lawful duty, or (iii) securing any improper advantage; or (B) causing the official to influence any act or decision of any governmental authority, in order to assist Owner or Operator in obtaining or retaining business, or directing business to any person, where such act, decision, business or advantage is in any way or manner whatsoever related to the project contemplated by this Agreement (any such act being a “Prohibited Payment”). Owner and Operator covenants to each other that it will not seek to avoid its obligations under this ARTICLE 28 by hiring one or more third parties with whom such party may interact to perform actions that otherwise would be prohibited under this provision had they been performed directly by Owner or Operator.

(b)    If any employee of Owner violates or causes Operator to violate the provisions of the FCPA, regardless of U.S. jurisdiction over the activity, or if any such employee has become the subject of a government investigation or prosecution under the FCPA, the OECD Convention on Combating Corruption in International Business Transactions, the Prevention Corruption Act of Jamaica or any local anti-corruption law for any other transaction, then upon request of Operator, Owner shall immediately terminate the employment of such employee.

(c)    Owner represents and warrants to Operator that no government official or any candidate for political office has any direct (or to its knowledge, indirect) ownership or investment interest in the revenues or profit of Owner or the Hotel.

(d)    This Agreement and all other agreements contemplated herein shall be executed subject to all required approvals and authorizations, if any, by all applicable governmental authorities. Owner, at its expense, promptly after the Effective Date shall take such actions as may be required to record or register this Agreement with, or obtain such required approval or authorization from, the applicable governmental authorities to make effective this Agreement and all related agreements, and permit Owner to make the payments required to be made to Operator under this Agreement and all related agreements. Operator shall have the right, at its expense, to participate in the recording, registration, approval or authorization process. The parties shall cooperate in all dealings with governmental authorities, and Owner shall provide reasonable notice to Operator prior to all meetings with any government authority for such purpose. If Owner, after exercising all commercially reasonable efforts, is unable to obtain such approval or authorization within three (3) months after the Effective Date, then Operator shall have the right, but not the obligation, to terminate this Agreement by providing notice to Owner, with no liability whatsoever to Owner for such termination. Upon termination of the Agreement under this clause neither party shall have any liability to the other consequent upon such termination but without prejudice to any liability which may have accrued due and be un-discharged prior to such termination.

(e)    If any governmental authority requires, as a condition of its approval of the initial effectiveness of this Agreement, directly or indirectly, the modification of any terms or provisions of this Agreement, the parties shall use their commercially reasonable efforts to comply with such request; provided, however, that if such requested modification would have a material and adverse effect with respect to any party’s rights or obligations under this Agreement, then such party shall have the right to terminate this Agreement by giving notice to the other party within thirty (30) days after receipt of such request for modification, with no liability whatsoever to Owner for such termination.

ARTICLE 29

DISPUTE RESOLUTION

29.1    Expert Determination. Notwithstanding anything to the contrary in the Dispute Resolution Section below, any dispute, claim or issue arising under this Agreement with respect to: (i) the proper inclusion or exclusion of items in revenues, expenses and other financial computations contemplated herein, (ii) the proper computation of the Management Fee, charges for Centralized Services or Reimbursable Expenses, (iii) disputes relating to the Annual Plan, including expenses related to satisfying Operating Standards, or (iv) other matters as to which this Agreement expressly provides for dispute resolution by the Expert, shall be resolved in accordance with this Section by one Expert. Notwithstanding the foregoing, the parties shall have the right to commence litigation or other legal proceedings with respect to any Litigation Claims. The decision of the Expert shall be final and binding on the parties and shall not be capable of challenge, whether by arbitration, in court or otherwise. The costs of the Expert and the proceedings shall be borne as directed by the Expert unless otherwise provided for herein. In the event the parties are unable to agree on an Expert or otherwise disagree as to whether the disputed matter qualifies for Expert determination, either party shall have the right, prior to submitting such matter to an Expert, to initiate the mediation and arbitration procedures contemplated below

29.2    Mediation/Arbitration. Subject to Section 29.1 above, if any claim, dispute or difference of any kind whatsoever (a “Dispute”) shall arise out of or in connection with or in relation to this Agreement whether in contract, tort, statutory, or otherwise, and including any questions regarding the existence, scope, validity, breach or termination of this Agreement, the following procedures shall apply:

(i)    The parties shall first attempt to settle such Dispute by participating in at least ten (10) hours of mediation, which mediation shall be administered by JAMS (or if JAMS no longer exists, another mutually acceptable alternative dispute resolution provider) (the “ADR Provider”). A designated individual mediator who is a member in good standing of the ADR Provider will then be mutually selected by the parties to conduct the mediation; provided that such mediator must have at least ten (10) years’ experience as a mediator and must not have any conflict of interest with either party (the “Mediator”). If the parties are unable to agree upon the identity of the Mediator within five (5) days after the complaining party has notified the other party that a Dispute exists, then, subject to the requirements of this Section, the ADR Provider shall select a qualified Mediator of its choosing who shall act as the Mediator of the Dispute. The mediation will be a nonbinding conference between the parties conducted in accordance with the applicable rules and procedures of the ADR Provider. The mediation shall take place in Miami, Florida. Neither party may initiate litigation or arbitration proceedings with respect to any Dispute until the mediation of such Dispute is complete; provided, however, the parties shall have the right to commence litigation or other legal proceedings with respect to any claims solely relating to: (i) preserving or protecting proprietary information, (ii) emergency or injunctive relief or actions to guarantee payment or satisfaction of obligations between the parties and/or their Affiliates, (iii) enforcement of the dispute resolution provisions of this Agreement, or (iv) enforcement of the decision and/or award by any Expert or Arbitrator hereunder (“Litigation Claims”). Any mediation will be considered complete: (a) if the parties enter into an agreement to resolve the Dispute; or (b) if the Dispute is not resolved after completion of ten (10) hours of such mediation. The parties shall share equally in the cost of the mediation.

(ii)    If any Dispute remains between the parties after the mediation is complete, then the Dispute shall be submitted to final and binding arbitration pursuant to the procedures set forth in this Section; provided, however, the parties shall have the right to commence litigation or other legal proceedings with respect to any Litigation Claims.

(iii)    An arbitral tribunal of one arbitrator (the “Arbitrator”) shall be established in conformity with the Comprehensive Arbitration Rules and Procedures of JAMS or such other rules of a successor ADR Provider mutually agreed upon by the parties (the “Rules”) in effect at the time such arbitration is commenced; provided, however, the parties agree that such Arbitrator shall: (i) be English speaking, (ii) have no less than ten (10) years of commercial business experience in the Caribbean, the United States of America or Latin America, and (iii) to the extent possible, but not mandatory, have experience in or for the hospitality industry in the area of expertise on which the dispute is based (e.g. with respect to operational matters, experience in the management and operation of hotels of a similar nature as the Hotel or, with respect to financial matters, experience in the financial or economic evaluation or appraisal of hotels). Each party shall appoint a person to appoint the Arbitrator within five (5) days of the date of a request to initiate arbitration, and the two appointed persons will then jointly appoint the Arbitrator (provided that the Arbitrator shall not be the same person as the Mediator) within ten (10) days thereafter. If the appointed persons or the Arbitrator is not appointed within the time limits set forth in the preceding sentence, such person(s) or Arbitrator shall be appointed by the ADR Provider (subject to the hospitality qualification standards set forth above). In rendering a decision hereunder, the Arbitrator shall take into account the Operational Standards of the Hotel and other applicable provisions of this Agreement.

(iv)    The arbitration, regardless of the amount in dispute, shall be conducted in accordance with the Rules. No party to any Dispute shall be required to join any other Person as a party to the Dispute pursuant to the arbitration provisions set forth in this ARTICLE 28.

(v)    The Arbitrator’s monetary awards may include a requirement that the losing party bear reasonable attorneys’ fees and costs of the arbitration proceeding, but, in no event shall award punitive or exemplary damages of any kind. Unless the Arbitrator determines otherwise, each party to an arbitration proceeding shall be responsible for all fees and expenses of such party’s attorneys, witnesses, and other representatives, and one-half of the other fees and expenses of the Arbitrator, and the other costs of the arbitration shall be allocated to and paid by (a) the party or parties initiating the respective arbitration proceeding, and (b) the party or parties against whom the respective arbitration proceeding is brought. The award rendered in any arbitration commenced hereunder shall be final and binding upon the parties, and each party hereby waives any claim or appeal whatsoever against it or any defense against its enforcement.

(vi)    The obligation to arbitrate under this Section is binding on the parties, successors and assigns.

Until such time as a final determination of any Dispute is obtained pursuant to this Section and, notwithstanding any termination of or default under, or alleged termination of or default under, this Agreement, all parties to this Agreement involved in such Dispute shall remain liable for, and shall be required to continue to satisfy, their respective obligations under this Agreement.

29.3    Jurisdiction and Competent Courts. Any Litigation Claims may be brought against either party in the State or Federal court sitting in Miami, Florida, to which effect the parties hereby irrevocably submit themselves to the jurisdiction of said courts for all such actions or proceedings and waive any other action for change of venue.

29.4    Survival. This Section shall survive the expiration or termination of this Agreement.

ARTICLE 30

MISCELLANEOUS

30.1    Further Assurances. Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties.

30.2    Waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not be deemed a waiver of such terms and conditions on any future occasion.

30.3    Successors and Assigns. Subject to and limited by ARTICLE 22, this Agreement shall be binding upon and inure to the benefit of Owner, its successors and permitted assigns, and shall be binding upon and inure to the benefit of Operator, its successors and permitted assigns.

30.4    Governing Law. This Agreement shall be subject to the laws of the State of Delaware, without considering the principles of conflict of laws.

30.5    Compliance with Mortgage Agreement. In carrying out their respective duties and obligations under the terms of this Agreement, Owner and Operator shall take no action that could reasonably be expected to constitute a material default under any Mortgage and will take such actions as are reasonably necessary to comply therewith. Owner shall be responsible for making all payments under any Mortgage.

30.6    Amendments. This Agreement may not be modified, amended, surrendered or changed, except by a written document signed by the Owner and Operator agreeing to be bound thereby.

30.7    Estoppel Certificates. Owner and Operator agree, at any time and from time to time, as requested by the other party, upon not less than ten (10) days’ prior written notice, to execute and deliver to the other a statement certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same are in full force and effect as modified and stating the modifications), certifying the dates to which required payments have been paid, and stating whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Agreement, and if so, specifying each such default of which the signer may have knowledge, it being intended that such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing.

30.8    Inspection Rights. Owner shall have the right to inspect the Hotel and examine the books and records of Operator pertaining to the Hotel at all reasonable times during the Term upon reasonable notice to Operator, and Owner and the holder of any Mortgage shall have access to the Hotel and the books and records pertaining thereto at all times during the Term to the extent necessary to comply with the terms of any Mortgage, all to the extent consistent with applicable Legal Requirements and the rights of guests, tenants and concessionaires of the Hotel, and all to the extent the same will not interfere with the operation and management of the Hotel.

30.9    Subordination and Non-Disturbance. Operator will execute and return to Owner (or to Lender, as designated by Owner) such documentation as Owner or Lender may reasonably request to evidence the subordination of this Agreement to the Mortgage; provided that (i) Owner obtains a non-disturbance agreement from Lender providing that, among other things, so long as Operator is not in material default under this Agreement, this Agreement shall remain in effect and survive the foreclosure of any Mortgage or the granting of a deed in lieu thereof, and Operator will have the right to continue managing the Hotel during the Term, without any interference or ejection by Lender; and (ii) such subordination agreement does not require Operator to manage the Hotel without the current and timely payment of the Management Fees, the Centralized Services Charge or the Reimbursable Expenses, or otherwise materially alter the terms of this Agreement.

30.10    Effect of Approval of Plans and Specifications. Owner and Operator agree that in each instance in this Agreement or elsewhere wherein Operator is required to give its approval of plans, specifications, budgets and/or financing, no such approval shall imply or be deemed to constitute an opinion by Operator, nor impose upon Operator any responsibility for the design or construction of additions to or improvements of the Hotel, including but not limited to structural integrity or life/safety requirements or adequacy of budgets and/or financing. The scope of Operator review and approval of plans and specifications is limited solely to the adequacy and relationship of spaces and aesthetics of the Hotel in order to comply with the Operating Standards.

30.11    Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written.

30.12    Time is of the Essence. Time is of the essence in this Agreement.

30.13    Interpretation. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

30.14    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and need not be signed by more than one of the parties hereto and all of which shall constitute one and the same agreement.

30.15    Partial Invalidity. In the event that any one or more of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted, unless such construction would substantially destroy the benefit of the bargain of this Agreement to either of the parties hereto.

30.16    Confidentiality. The parties agree that the terms, conditions and provisions set forth in this Agreement are strictly confidential and the parties agree to keep strictly confidential any information of a confidential nature about or belonging to a party or to any Affiliate of a party to which the other party gains or has access by virtue of the relationship between the parties (collectively, “Confidential Information”). Except as disclosure may be required to obtain the advice of professionals or consultants, or financing for the Hotel from an institutional lender, or in furtherance of a permitted assignment of this Agreement, or as may be required by law or by the order of any government, regulatory authority (including any stock exchange), or tribunal or otherwise to comply with Legal Requirements (including reporting requirements applicable to public companies), each party shall make every effort to ensure that such information is not disclosed to the press or to any other third Person without the prior consent of the other party. Notwithstanding the foregoing, the parties hereby acknowledge that Operator shall have the authority to release information regarding the Hotel to any specialized organizations that gather statistical information about the lodging industry. The obligations set forth in this Section shall survive any termination or expiration of this Agreement. The parties shall cooperate with one another on all public statements, whether written or oral and no matter how disseminated, regarding their contractual relationship as set forth in this Agreement or the performance of their respective obligations under this Agreement.

30.17    No Third Party Rights. This Agreement shall inure solely to the parties hereto. Notwithstanding any other provision of this Agreement, no third party shall have any rights pursuant to the terms of this Agreement.

30.18    Irrevocability of Contract. To realize the full benefits contemplated by the parties, the parties intend that this Agreement shall be non-terminable, except for the specific termination rights in this Agreement. Accordingly, the parties unconditionally and irrevocably waive and disclaim all rights to terminate this Agreement at law or in equity to the fullest extent permitted under applicable Legal Requirements, except as expressly stated in this Agreement.

The rest of this page is intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

OWNER:

X FUND PROPERTIES LIMITED

By:
Name:
Title:

OPERATOR:

PLAYA MANAGEMENT USA, LLC

By:
Name:
Title:

Exhibit B - Page 1

EXHIBIT C

Notification of Amendment or Variation of By-Law

THE REGISTRATION (STRATA TITLES) ACT

In pursuance of Section 9 of the Registration (Strata Titles) Act the Proprietors Strata Plan No. 2446 passed the following resolution: -

That the by-laws set out in the First and Second Schedules to the Registration (Strata Titles) Act be amended and that the by-laws set out below be adopted as the by-laws of Proprietors Strata Plan No. 2446:

BY-LAWS OF THE PROPRIETORS, STRATA PLAN # 2446

(hereinafter called “the Corporation”)

1.	Definitions:

The following words are imputed with the following meanings herein:

“The Act” shall mean The Registration (Strata Titles) Act.

“The Development” means the land, buildings and common facilities described in Strata Plan #2446.

“The Buildings” mean the residential tower buildings more commonly known as the “Sabal Palm”; the “Silver Palm” and the hotel tower building more commonly known as the “Sentry Palm”.

“The Hotel Manager” shall mean the person or entity designated by the Hotel Sub Committee for the management of the Hotel Parcel and is considered as an agent of the Strata Corporation and the Hotel Parcel Proprietors for purposes of these By-Laws in connection of the operation of the Hotel Parcel.

“The Hotel Parcel” shall mean and refer to that certain portion of the land and improvements thereon within the Strata Plan which is outlined in yellow on the sketch attached hereto as Exhibit A.

“The Hotel Parcel Proprietors” shall mean and refer to the proprietors from time to time of the strata lots within the Hotel Parcel.

“Insurance” means insurance policies required either by the Act or regulation made under the Act for the operation of the Strata Buildings and Common Property

“The Manager” means the Hotel Manager, the Residential Manager, or both of them as the context requires.

“The Proprietor” mean any person or entity who or which owns a Strata Lot within the Strata Plan.

1

“The Residential Manager”, if any, shall mean the person or entity designated by the Residential Sub Committee for the management of the Residential Parcel and is considered as an agent of the Strata Corporation and the Residential Parcel Proprietors for purposes of these By-Laws in connection with the operation of the Residential Parcel.

“The Residential Parcel” shall mean the land and improvements in the Strata Plan less the Hotel Parcel.

“The Residential Parcel Proprietors” shall mean and refer to the proprietors from time to time of the strata lots within the Residential Parcel.

“Parcel” shall mean either Hotel Parcel or the Residential Parcel as the context may require, and the term “Parcels” shall mean and refer to both the Hotel Parcel and Residential Parcel.

“Shared Elements” shall have the meaning given to such term in Section 7(c).

“Strata Lot” shall mean the each such lot owned by a Proprietor, as such lot is depicted in the Strata Plan.

“Strata Plan” shall mean the Proprietors Strata Plan No. 2446.

2.	A Proprietor shall -

(a) subject to Section 4, permit the Corporation and its agents, at all reasonable times on notice (except in case of emergency when no notice shall be required), to enter his Strata Lot for the purposes of inspecting it and maintaining, repairing or renewing pipes, wires, cables and ducts for the time being existing in the Strata Lot and capable of being used in connection with the enjoyment of any other strata lot or common property, or for the purpose of maintaining, repairing or renewing common property or for the purpose of ensuring that the By-Laws are being observed;

(b) pay all rates, taxes, maintenance or other charges, outgoings, and assessments that may be payable in respect of his Strata Lot;

(c) repair and maintain his Strata Lot, and keep it in a state of good repair, reasonable wear and tear, and damage by fire, storm, hurricane, tempest or Acts of God excepted;

(d) use and enjoy the common property in such a manner as not to unreasonably interfere with the use and enjoyment thereof by other Proprietors or their families or visitors;

(e) not use his Strata Lot or permit it to be used in such manner or for such purpose as shall cause a nuisance or hazard to the occupier of any other Strata Lot (whether a Proprietor or not) or the family of such other occupier;

2

	(f)	not use his Strata Lot or the common property nor any part thereof for any purpose which may be illegal, immoral or injurious to the land or buildings;

	(g)	use his Strata Lot only as a private residence and not to allow any trade or business to be carried on therein, save and except (i) there shall be no restrictions on the use of the Hotel Parcel or any Strata Lots therein as a hotel or any uses ancillary thereto, including, without limitation, restaurants, bars, spa, gym, entertainment facilities and other hotel related uses or amenities, and (ii) any Strata Lots within the Residential Parcel may be used as a hotel or any uses ancillary thereto, including, without limitation, restaurants, bars, spa, gym, entertainment facilities and other hotel related uses or amenities but solely if managed and operated as such by the Manager engaged by the Residential Sub- Committee on terms and conditions as established by such Manager and the Residential Sub-Committee, with the understanding that no proprietor of any Strata Lots within the Residential Parcel may rent, lease or allow occupancy of his, her or its Strata Lot on a transient, short term or seasonal (i.e., for a term of less than one year) basis for any pecuniary gain through any other manager, service provider, agent or online service (such as Airbnb, VRBO or any similar service) or on their own;

	(h)	be entitled to lease his Strata Lot for periods in excess of one (1) year, unless otherwise specified by the applicable Sub-Committee;

	(i)	not do or permit to be done anything in or about the Buildings which will obstruct the approaches or the entrance thereto or any driveway or which will in any way obstruct or interfere with the rights and privileges of other occupants of the buildings except where otherwise mentioned in these By-Laws;

	(j)	notify the Corporation forthwith upon any change of ownership or of any mortgage, long term tease or other dealing in connection with his Strata Lot.

3.	(a)	Signs, Laundry and Mounted Articles. No Proprietor or his tenant(s) shall cause or permit anything to be hung or displayed outside of windows and or balconies or placed on the outside walls or doors of a building and no sign, advertisements, billboards, forms of solicitation, advertising structures of any kind, awning, canopy, shutter (whether for storm or otherwise), or any kind of other articles shall be hung out of a Strata Lot or exposed on any part of the common property.

	(b)	Proprietors’ Personal Effects. Except in recreational or designated storage areas there shall be no placement, lounging or parking of baby carriages or playpens, bicycles, wagons, toys, vehicles, benches or chairs on any part of the common property; and any baby carriages, playpens, lawn furniture, bicycles, toys, scooters, or similar articles placed or found in or on the common property may be removed by the Corporation’s agents or the Hotel Manager at any time from such common property and a service charge to be determined from time to time by the Corporation shall be payable to the Corporation will be charged for the release of any such property and if not claimed within four (4) weeks all such property may

3

be disposed of without liability by the Corporation to the Proprietor in detinue, conversion or otherwise and further, without liability on the part of the Corporation to account to the Proprietor for the proceeds of sale (if any) of such articles or any part thereof. Storage of personal effects by Proprietors in areas designated by the Executive Committee of the Corporation shall used be at the owner’s risk.

(c)	Fuel Storage. No on-site storage and dispensing of gasoline, heating or other fuels shall occur upon a Strata Lot, or any part of the Common Property of the Strata Corporation by the Proprietor, his tenants, servants, employees, agents or visitors, provided however that a reasonable amount of fuel may be stored by the Hotel Manager only in designated areas on the Common Property for emergency purposes and the operation of general maintenance equipment and transportation systems operated by or for the Strata Corporation together with similar tools or equipment.

(d)	External Electronic Apparatus. No Proprietor or his tenant(s) shall erect, install or cause to be erected, or installed any radio, television, satellite, wi-fi or wi-max or other electronic device, antennae or similar apparatus to be fixed to or placed upon the exterior walls, doors, roof or any part thereof or exposed from any window within or without the Strata Lot, or on any part of the Common Property of the Strata Corporation.

(e)	Construction Activities. No temporary or permanent construction or placement of any hoarding or structure on any Strata Lot by any Proprietor shall be permitted, except in strict compliance with these By-Laws.

(f)	Obnoxious or Offensive Activities. No obnoxious, offensive or illegal activity shall be carried on in or on any Strata Lot, or upon the Common Property, nor shall anything be done therein or thereon either willfully or negligently, which may be, or may become an annoyance or nuisance to the other proprietors or occupants. No Proprietor shall make or permit any disturbing noises in the buildings by himself, his family, tenants, servants, employees, agents, visitors and licensees, nor do or permit anything by such persons that will interfere with the rights, comfort or convenience of other Proprietors, provided any construction, alterations, repairs or improvements reasonably conducted at the Development shall not violate this provision. No Proprietor shall play upon, or suffer to be played upon, any musical instrument or operate or suffer to be operated within a Strata Lot a phonograph, record, compact disc, MP3 or similar player, digital or other audio tape, radio, amplifier or television set of any nature or description within the premises at such a loud decibel, duration, intensity, frequency, shrillness or other application that it shall cause unreasonable disturbance to other owners or occupants and such equipment shall otherwise be used solely in accordance with the stipulations of the Executive Committee hereof. No proprietor shall permit or suffer any person of unsound mind or a drunkard or a person of immoral life to reside in or about the Strata premises.

4

(g)	Nuisances and Pets. Plants, animals, devices or other items of any sort the activities or existence of which are in any way noxious, dangerous, unsightly, unpleasant, or of a nature as to potentially diminish or destroy the enjoyment of the Strata premises are strictly prohibited.

(h)	Damage to Common Property. Should a Proprietor, his family, tenants, servants, employees, agents, visitors, licensees, or guests damage any part of the common property, whether intentionally or not, the said Proprietor shall be fully financially responsible for the costs of repairs, Court costs, attorneys fees, and other expenses of any nature connected with the incident.

(i)	External changes. No Proprietor or his tenant shall paint, stain or otherwise change the colour of any exterior portion of any building including the doors, or alter or carry out any works to the exterior or common parts of the building, without the specific knowledge, consent and authorization of the applicable sub-Committee, or their duly authorized nominee; nor shall any Proprietor or his tenant change the doors, knobs, handles, windows, awnings or any other external millwork, hardware or other features of the Strata Lot without written authorization from the applicable Sub-Committee.

(j)	Pool Usage. Proprietors shall at all times comply with the stipulations of the Public Health Act governing the use of the swimming pools and strictly abide by the provisions of the applicable Sub-Committee concerning the rules of pool usage by strata proprietors, their representatives, children, guests and invitees more particularly set out in the Second Schedule hereto.

(k)	Electricity and Water. Unless otherwise required by the applicable Sub-Committee, every Proprietor shall enter into a contract with a licensed and designated manager and operator of the facility which provides chilled water to the Strata Corporation and all units within the development for the supply of air-conditioning immediately upon acquiring or taking possession of his Strata Lot, or so soon thereafter as the applicable Sub-Committee or Manager shall require. The chilled water so supplied shall be metered in accordance with nationally certified, approved standards of metrology and invoiced to the Proprietor monthly and otherwise as provided by the contract entered into between CGPSL and the Proprietor. In addition, the Strata Corporation has entered into agreements for the provision of water and electricity by licensed utility providers regulated by the Office of Utilities Regulation or shall itself supply same to the Proprietors. Every Proprietor shall enter into contracts for the management of and/or supply of the aforementioned services, upon acquiring or taking possession of his Strata Lot, or so soon thereafter as the applicable Sub-Committee or Manager may require.

(l)

Garbage and Refuse Disposal. No Proprietor or his tenant shall throw or allow to fall or permit to be thrown any materials or substance whatsoever out of or from the balcony, window or other part of any Strata Lot onto another Strata Lot or the common property or any part thereof but shall only dispose of refuse via garbage receptacles provided throughout the strata buildings on each floor. The common

5

property shall be kept free and clear of rubbish, debris and other unsightly materials. No garbage or containers shall be placed or left outside the door of any unit on a strata lot. Trash must be placed in tightly sealed plastic or other approved trash bags, which must be deposited in designated garbage receptacles as identified by the Hotel Manager or Residential Manager, as applicable. No Proprietor, his tenants or visitors shall place garbage containers anywhere on the common property other than in the receptacles and at the places provided.

(m)	Delivery of packages. The delivery of packages or registered mail must be arranged for by the Proprietor or his tenant and shall be received by the Hotel concierge. The Corporation shall assume no responsibility or liability whatsoever for any packages or mail left for any Proprietor or his tenants.

(n)	Security Protocol. For the convenience of, and courtesy to guests and visitors of Strata Lot Proprietors, the security protocol for admission and entry of all guests to the Development shall be determined by the Executive Committee in consultation with the Hotel Manager, and if necessary, Strata Lot Proprietors shall contribute to the upkeep of an intercom system to facilitate contact with Proprietors by the security station at the entrance to the Development.

(o)	Losses. The Corporation shall not be held liable for any loss, damage or injury by reason of failure to provide adequate security or ineffectiveness of security measures undertaken, No representation or warranty is made that any security system or other measure so implemented, cannot be compromised or circumvented, nor that any such system or security measure undertaken will, in all cases, prevent loss or provide for the detection of intruders or other protection that such system is designed or intended to provide.

(p)	Parking. No Strata Lot Proprietor shall be guaranteed the use of any parking bay in the parking lots of the Development. It is understood and agreed that parking bays may be temporarily allocated, at the sole discretion of the Hotel Manager on a space available basis, in any designated parking area allocated to the Strata Corporation. Valet parking may, at the sole discretion of the Hotel Manager, be provided at a cost for the use and enjoyment either of Proprietors and or guests of the hotel. No Proprietor, his tenants or visitors shall wash, polish or repair any motor vehicle anywhere within the Development. No Proprietor or his tenant(s) or visitors shall park or suffer to be parked any commercial vehicles including trucks, buses, vans, trailers, campers, motor homes, or taxis in the designated parking areas.

(q)	Safety. For the greater safety of the Development, any Proprietor or his tenant(s) who shall be away from his Strata Lot for a prolonged period of time shall turn off the stove or other potentially dangerous appliances at the main switch.

(r)

Collections. The Corporation shall have the right and duty to take all appropriate actions and steps to collect any maintenance fees, assessments, and service charges duly owed by the Proprietors. The Corporation may institute a suit to

6

recover a money judgment for any outstanding fees, together with interest thereon (as determined by the Proprietors in general meeting from time to time), and any reasonable expenses of collection, including attorney’s fees.

(s)	Order of Priority of Payments. Whenever the Corporation incurs attorney’s fees. Court costs, service charges, or other charges as a result of pursuing the payment of fees duly owed by the Proprietor, any payment received on behalf of said Proprietor shall first be applied to all charges related to the collection of the outstanding fees and then any balance applied to the maintenance fee due,

(t)	Violation. The violation of any By-law adopted by the Corporation or the breach of any Bylaw contained herein shall give the applicable Sub-Committee the right, in addition to all other rights set forth in the First Schedule of the Registration of Titles (Strata Titles) Act of Jamaica or any amendment thereto, to enjoin, abate, or remedy by appropriate legal proceedings, either at law or in equity, the continuance of such breach,

(u)	Supremacy of Law. The Proprietor shall not do or permit or suffer to be done any act, matter or things on or in respect of the Strata Lot which contravenes the provisions of the Town and Country Planning Act or any enactment amending or replacing it or otherwise relating to planning and shall keep the Corporation indemnified against all claims, demands and liabilities in respect thereof,

(v)	Legal Effect. These By-Laws shall bind the Corporation and the Proprietors to the same extent as if such By-Laws had respectively been signed and sealed by the Corporation and each Proprietor and contained covenants on the part of the Corporation and each Proprietor to observe and perform all the provisions of the By-Laws.

Notwithstanding anything in this Section to the contrary and to the fullest extent permitted by the Act, the Hotel Sub-Committee or the Hotel Manager may waive or modify any of the restrictions or limitations or enact and impose additional restrictions or limitations on the use of any portion of the Hotel Parcel, including any Common Areas located therein.

Notwithstanding anything in this Section to the contrary and to the fullest extent permitted by the Act, the Residential Sub-Committee or the Hotel Manager may waive or modify any of the restrictions or limitations or enact and impose additional restrictions or limitations on the use of any portion of the Residential Parcel, including any Common Areas located therein.

7

THE CORPORATION

4.	The Corporation shall, separately through the Executive Committee, the Sub-Committees and the Managers, as provided herein -

(a)	control, manage and administer the Common Property for the benefit of all Proprietors, subject to the restrictions set forth in this By-laws and to the Act;

(b)	keep in a state of good and serviceable repair and properly maintain the fixtures and fittings used in connection with the Common Property;

(c)	where practicable, establish and maintain suitable lawns and gardens on the common property and the beach used in connection therewith;

(d)	maintain and repair (including renewal where reasonably necessary) pipes, wires, cables and ducts for the time being existing in the parcel and capable of being used in connection with the enjoyment of more than one Strata Lot or common property;

(e)	on the written request of the Proprietor, or registered mortgagee of a Strata Lot, produce to such Proprietor or mortgagee, or any person authorized in writing by such Proprietor or mortgagee, the policy or policies of insurance effected by the Corporation, and the receipt or receipts for the last premiums in respect thereof.

(f)	Notwithstanding anything herein to the contrary, each Sub-Committee shall be responsible for the satisfaction of the obligations of the corporation for insuring its applicable Parcel in accordance with Section 5 of the Act, unless otherwise required pursuant to the Act. The Executive Committee shall be responsible for the satisfaction of the obligations of the Corporation for insuring any portions of the Shared Elements.

(g)	Each Sub-Committee shall adopt on an annual basis a separate budget for the ownership, maintenance, operation and repair of its applicable Parcel in accordance with the procedures adopted by such Sub-Committee from time to time which shall be presented to the Proprietors of such Parcel as soon thereafter as may be reasonably practicable and the same shall constitute the basis upon which the maintenance payable by each Proprietor shall be levied and collected, in accordance with his unit of entitlement therein. Each such estimate shall be subject to ratification by the Proprietors of the applicable Parcel at the next General Meeting held soonest after the presentation of same. Each such estimate may be further subject to review as warranted, upon a half-yearly or annual basis and an assessment carried out of actual expenditure compared to that estimated at the beginning of each budget year, and appropriate adjustment made to the accounts of the Proprietors; that is to say, expenditure incurred in excess of that estimated shall be debited to the account of each Proprietor of each Parcel upon a pro-rated basis and collected, or surpluses or collection over expenditure pro-rated and credited to the Proprietors’ accounts accordingly. The budget prepared by each Sub-Committee shall include, respectively, the expenses applicable to each Parcel which may include, without limitation, the following -

i.	Reasonable management fees and expenses of administration, including those of the Hotel Manager, the Residential Manager or other

8

Management Company charged only with attending to the proprietary interests of the Strata Proprietors (as distinct from those arising from the operation of a resort), legal and accounting fees.

ii.	Utility charges for utilities serving the Common Property.

iii.	Insurances which are required for the Strata Buildings and Common Property.

iv.	Expenses of maintenance, operation, repair and replacement of the Common Property, including, without limitation, costs of labour, equipment, structures used in common by the Strata Proprietors, including gazebos, cabanas and pavilions and all materials purchased and used in connection therewith, the periodic restoration and or maintenance of the Corporation’s beach.

v.	Costs and expenses of providing to Proprietors any services included as part of their ownership of their Strata Lots, or otherwise in connection with the operation of the Common Areas that are not subject to additional charges upon their use.

vi.	Property taxes assessed against or attributable to the Common Property.

The Executive Committee shall adopt on an annual basis a separate budget for the ownership, maintenance, operation and repair of the Shared Elements (and any expenses related to personnel or outside consultants or agents engaged by the corporation, if any) in accordance with the procedures adopted by the Executive Committee from time to time (the “Shared Budget”). The Hotel Parcel Proprietors shall be obligated to make contributions to the corporation solely with respect to (i) their prorata portion of expenses set forth in the budget applicable to the Hotel Parcel and (ii) their prorata portion of the expenses set forth in the Shared Budget. The Residential Parcel Proprietors shall be obligated to make contributions to the corporation solely with respect to (i) their prorata portion of the expenses set forth in the budget applicable to the Residential Parcel and (ii) their proportionate portion of the expenses set forth in the Shared Budget. For the purposes of determining prorata percentages of each proprietor for contributions to the corporation based on a budget adopted by a Sub-Committee, such prorata portion shall be determined based on the proprietor’s number of unit entitlements divided by the aggregate number of unit entitlements in the applicable Parcel. For the purposes of determining prorata percentages of each proprietor for contributions to the corporation based on Shared Budget, such prorata portion shall be determined based on the proprietor’s number of unit entitlements divided by the aggregate number of unit entitlements in the entire corporation.

(h)	Such other reasonable expenses as may be determined from time to time by the Corporation to be Common expenses.

9

5.	The Corporation, through the Sub-Committees, with each Sub-Committee having sole authority over its Parcel as provided herein, may -

(a)	purchase, hire or otherwise acquire personal property for use by Proprietors in connection with their enjoyment of common property;

(b)	borrow moneys required by it in the performance of its duties or the exercise of its powers upon the affirmative resolution of at least 75% of the Proprietors;

(c)	secure the repayment of moneys borrowed by it, and the payment of interest thereon, by negotiable instrument, or mortgage of unpaid maintenance or other contributions (whether levied or not), or mortgage of any property vested in it, or by combination of those means;

(d)	invest as it may determine any moneys in the fund for administrative expenses in Class ‘A’, licensed financial institutions;

(e)	make an agreement with the Proprietor or occupier of any Strata Lot for the provision of amenities or services by it to such Strata Lot or to the Proprietor or occupier thereof;

(f)	grant to the Executive Committee or applicable Sub-Committee the permanent right to exclusive use and enjoyment of designated areas of the Common Property, or special privileges in respect thereof provided that any such grant shall be determinable on reasonable notice by a vote of the holders of at least 75% of the total unit entitlement of the Strata Plan lots, unless the Corporation by unanimous resolution otherwise resolves;

(g)	do all things reasonably necessary for the enforcement of the By-Laws and the control, management and administration of the Common Property.

GENERAL MEETINGS

6.	(a)	General Meetings (hereafter referred to as Annual General Meetings) shall be held once in each year; provided that not more than fifteen (15) months shall elapse between the date of one Annual General Meeting and that of the next.

(b)	All General Meetings other than the Annual General Meeting shall be called Extraordinary General Meetings.

(c)	The Corporation may whenever it thinks fit and upon a requisition in writing made by Proprietors representing to twenty-five per centum (25%) of the total unit entitlement of the Strata Lots, convene an Extraordinary General Meeting.

(d)	Twenty-one (21) day’s notice of every General Meeting specifying the place, the date and the hour of meeting and, in case of special business, the general nature of such business, shall be given to all Proprietors and registered first mortgagees who have notified their interests to the Corporation; but accidental omission to give such notice to any Pproprietor or to any registered first mortgagee or non-receipt of such notice by any Proprietor or first mortgagee shall not invalidate any proceedings at any such meeting.

10

(e)	All business shall be deemed special that is transacted at an Annual General Meeting or at any Extraordinary General Meeting with the exception of the consideration of accounts.

(f)	Save as otherwise provided in these By-Laws, no business shall be transacted at any General Meeting unless a quorum of persons entitled to vote is present at the time when the meeting proceeds to business. One-half of the persons entitled to vote present in person or by proxy shall constitute a quorum.

(g)	If within half an hour from the time appointed for the commencement of a General Meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same place and time and if at the adjourned meeting a quorum is not present within half-an-hour from the time appointed for the meeting the persons entitled to vote who are present shall constitute a quorum.

(h)	At the commencement of each General Meeting, a Chairman of the meeting shall be elected in accordance with Section 7(j).

(i)	Each Sub-Committee shall be entitled to holds its own Extraordinary General Meetings and enact its own rules and regulations in connection therewith.

THE COMMITTEES

7.	(a)	There shall be an Executive Committee and two Sub-Committee of the Corporation which shall, subject to any restriction imposed or direction given at a general meeting or described herein, exercise the powers and perform the duties of the Corporation. As of the date hereof, two Sub-Committees are hereby established: (i) the Hotel Sub-Committee and (ii) the Residential Sub-Committee.

(b)

The Hotel Sub-Committee shall have the exclusive power and authority to perform the duties of the corporation as they relate to the Hotel Parcel and the Residential Sub-Committee shall have the exclusive power and authority to perform the duties of the corporation as they relate to the Residential Parcel. Except as otherwise provided herein, the Executive Committee, the Architectural Committee or any other committee or governing body of the corporation, or any other proprietor, shall not interfere with or have the power to block any action or decision undertaken by the applicable Sub-Committee to the extent that such action or decision impacts only the applicable Parcel over which the Sub-Committee has exclusive power and authority. In connection therewith and without limiting the generality of the foregoing, each applicable Sub-Committee shall have the exclusive power and authority to make any improvements, alterations, renovations or additions, or establish and enforce any rules or regulations, on its Parcel as it deems fit, including, without limitation, the installation of walls, additional buildings, fences, landscaping or any other means of control of traffic patterns, security protocols, access or use by any persons, including, without limitation, the proprietors or their guests, and without the prior

11

written consent of the applicable Sub-Committee, neither the Executive Committee, Architectural Committee or any other committee or governing body may make any alterations, renovations or additional to any Parcel.

(c)	From and after the date when this Amendment becomes effective, the Executive Committee shall have the power and authority solely with respect to certain portions of the land and improvements within the Strata Plan which are shared between the Hotel Parcel and the Residential Parcel as designated from time to time by the Executive Committee (the “Shared Elements”). If any Sub-Committee undertakes or plans to undertake any action which impacts the Shared Elements or any portion of the land or improvements over which the applicable Sub-Committee does not have power and authority, the Executive Committee may prevent such action from proceeding unless the action is adopted by a unanimous consent of the Executive Committee, or to the extent required pursuant to the Act, the unanimous consent of the Proprietors.

(d)	Each Sub-Committee shall have the exclusive power and authority to settle, adjust, negotiate and otherwise settle or litigate with the insurer with regard to any losses occurring on the Parcel over which such Sub-Committee has authority and to decide whether or not to restore any improvements thereon. The Executive Committee shall have the exclusive power and authority to settle, adjust, negotiate and otherwise settle or litigate with the insurer with regard to any losses occurring with respect to the Shared Elements and whether or not to restore any Shared Elements. If any Sub-Committee determines not to restore any portion of the improvements within its applicable Parcel, then the proceeds of insurance shall be distributed to the proprietors of such Parcel prorata in the same proportion as such proprietors are obligated to contribute to the budget adopted by the Sub-Committee. If the Executive Committee determines not to restore any portion of the Shared Elements, then the proceeds of insurance shall be distributed to all of the proprietors of the corporation prorata in the same proportion as such proprietors are obligated to contribute to the Shared Budget.

(e)	The Hotel Sub-Committee shall be comprised of such number of persons as the Hotel Parcel Proprietors determine from time to time and the Residential Sub-Committee shall be comprised of such number of persons as the Residential Paracel Proprietors determine from time to time. The members of each Sub-Committee shall be elected in the manner and shall be subject to the rules and regulations as the majority of the Hotel Proprietors or the Residential Proprietors determine to establish for their applicable Sub-Committee, which such proprietors may establish without the consent of the Executive Committee or the consent of the proprietors of the other Parcel.

(f)	The Executive Committee shall be comprised of seven (7) persons, three (3) of which shall be appointed by the Hotel Sub-Committee and the other four (4) to be appointed by the Residential Sub-Committee.

12

(g)	Except where the Executive Committee consists of all of the Proprietors, the Sub- Committee that appointed a particular member may by resolution at an Extraordinary General Meeting remove any such member of the Executive Committee before the expiration of his term of office and appoint another Proprietor in his place to hold office until the next annual general meeting.

(h)	Any casual vacancy on the Executive Committee or any Sub-Committee may be filled by the remaining members thereof.

(i)	The quorum of either Sub-Committee shall be such number as the committee may fix from time to time, being not less than one-half the number of members thereof.

(j)	The quorum of the Executive Committee shall be a majority of the members of the Executive Committee, provided, however, quorum shall only be satisfied if at least one (1) member of the Executive Committee appointed by each Sub- Committee is present at such meeting.

(k)	At the commencement of each meeting the Executive Committee shall elect a Chairman for the meeting, and each such Chairman of the Executive Committee shall be selected by the Executive Committee.

(l)	At meetings of the either Sub-Committee all matters shall be determined by simple majority vote.

(m)	At meetings of the Executive Committee, all matters shall be determined by a simple majority vote, provided, however, at least one (1) member of the Executive Committee appointed by each Sub-Committee must vote in favor of such matter for such matter to be approved.

(n)	Subject to the provisions of these By-Laws, the Executive Committee or any Sub- Committee shall have power to regulate its own procedure. To the extent required pursuant to the Act, the establishment of rules and regulations by each of the Sub- Committees shall not contravene any rights over the common property unless unanimously approved by the Proprietors.

(o)	The Executive Committee or any Sub-Committee as it relates to its Parcel may -

	i.	employ for and on behalf of the Corporation or the Sub-Committee, as applicable, such agents and servants as it thinks fit in connection with the control, management and administration of the common property and the exercise and performance of the powers and duties of the Corporation or the Sub-Committee, as applicable, including by engaging the applicable Manager, and the terms and conditions of such engagement and the compensation paid to such Manager are to be determined in the sole discretion of the applicable Sub-Committee;

13

		ii.	subject to any restriction imposed or direction given at a General Meeting, delegate to one or more of its members such of its powers and duties as it thinks fit, and may at any time revoke such delegation and in particular, may, by itself or at its sole discretion constitute an Architectural/Aesthetic Sub-Committee which shall administer all issues relating to such concerns in accordance with the provisions more particularly set out at the First Schedule hereto, but subject to the limitations herein;

		iii.	cause to be prepared by a firm of auditors and tabled for review by the Proprietors at a General Meeting, audited financial statements of the Corporation.

	(p)	The Executive Committee and each Sub-Committee shall -

		i.	keep minutes of its meetings;

		ii.	cause proper books of accounts to be kept in respect of all moneys received and spent by it;

		iii.	prepare proper accounts relating to all moneys of the Corporation or the Sub-Committee, and the income and expenditure thereof, for each annual general meeting;

		iv.	on the application of a Proprietor, a mortgagee, or any person authorized in writing by either of them, make the books of accounts available for inspection at all reasonable times.

	(q)	The validity of the proceedings of the Executive Committee or the Sub- Committee shall not be affected by any vacancy amongst the members thereof or by any defect in the appointment of a member thereof.

VOTING

8.	(a)	At any General Meeting or any meeting of the Proprietors of a Parcel a resolution by the vote of the meeting shall be decided on a show of hands unless a poll is demanded by any Proprietor present in person or by proxy. Unless a poll is so demanded, a declaration by the Chairman that a resolution has on the show of hands been carried, shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against such resolution. A demand for a poll may be withdrawn.

	(b)	A poll, if demanded, shall be taken in such manner as the Chairman thinks fit and the result of the poll shall be deemed to be the resolution of the meeting at which such poll was demanded.

	(c)	In the case of equality in the votes whether on the show of hands or on a poll, the chairman of the meeting shall be entitled to a casting vote in addition to his original vote.

14

	(d)	On a show of hands, each Proprietor shall have one vote per poll unless the votes of Proprietors shall correspond to or with the unit entitlement of their respective Strata Lots.

	(e)	On a show of hands or on a poll, votes may be given either personally or by proxy.

	(f)	An instrument appointing a proxy shall be in writing under the hand of the appointer or his attorney, and may be either general or for a particular meeting. A proxy need not be a Proprietor.

	(g)	Except in cases where by or under the Act, a unanimous resolution is required, no Proprietor shall be entitled to vote at any General Meeting or at a meeting of the Proprietors of a Parcel unless all contributions payable in respect of his Strata Lot have been duly paid.

	(h)	Co-proprietors may vote by proxy jointly appointed by them, and in the absence of such proxy shall not be entitled to vote on a show of hands, except when the unanimous resolution of Proprietors is required by the Act; but any one co- Proprietor shall be entitled to such part of the votes applicable to a Strata Lot as is proportionate to his interest in the Strata Lot. The joint proxy (if any) on a poll shall have a vote proportionate to the interest in the Strata Lot of such joint Proprietor as do not vote personally or by individual proxy.

	(i)	Where Proprietors are entitled to successive interests in a Strata Lot, the Proprietor entitled to the first interest alone shall be entitled to vote, whether on a show of hands or a poll; and this By-Law shall be applicable whether the unanimous resolution of co-Proprietors is required or not by the Act.

(j)

Where a Proprietor holds his Strata Lot as a trustee, he shall exercise the voting rights in respect of the Strata Lot to the exclusion of persons beneficially interested in the trust, and such persons shall not vote

USE OF COMMON SEAL

9.	The Corporation shall at the first General Meeting held after registration of the Strata Plan, determine how the Common Seal of the Corporation shall be used and may from time to time, determine the same at subsequent General Meetings.

ACCOUNTS

10.	(a)	The Executive Committee shall determine annually the amount to be raised for administrative expenses for the control, management and administration of the Shared Elements and the discharge of the obligations of the Corporation related thereto. Each Sub-Committee shall determine amounts to be raised for its applicable Parcel. The amount so determined shall be apportioned between the various Proprietors in the same proportions as the Unit Entitlement of each Strata Lot contained in the Strata Plan and the proportions so determined in respect of

15

each Proprietor shall be paid by annual, quarterly or monthly installments as determined by the Executive Committee or the Sub-Committee, as applicable. Each Proprietor shall pay to the Corporation the amount of each installment due from time to time not later than seven (7) days from the date as notified by the Executive Committee or the Sub-Committee, as applicable, to the Proprietor notwithstanding any difference or dispute which may have arisen between the Proprietor and the Executive Committee or the Sub-Committee, as applicable, and on failure to pay such installment within seven (7) days of becoming due the Proprietor shall pay interest on such outstanding installment at prevailing rates for similar matters to the date of the payment of all outstanding amount. Such interest shall be simple interest.

	(b)	Each Sub-Committee shall be entitled to maintain its own bank account in the name of the Sub-Committee of the Corporation, into which the Corporation shall deposit all contributions paid by the Proprietors for expenses set forth in the budget adopted by such Sub-Committee. Any contributions made to the Corporation for expenses set forth in the Shared Budget shall be deposited in the bank account to be maintained by the Executive Committee in the name of the Corporation. The funds maintained by each Sub-Committee and the Executive Committee shall not be commingled, or available for the satisfaction of debts of the Corporation in general, it being agreed that all funds collected for the expenses set forth in a budget adopted by a Sub-Committee are solely the property of the proprietors governed by such Sub-Committee and not funds of the Corporation in general.

	(c)	All cheques drawn on any account of the Corporation or any Sub-Committee which fall outside the annual operating budget shall be signed by any two (2) members of the Executive Committee or applicable Sub-Committee, as applicable, and all cheques or other negotiable instruments for the credit of any such account shall be endorsed by any two (2) members of the Executive Committee or applicable Sub-Committee, as applicable, unless and until the Executive Committee or such Sub-Committee, as applicable, otherwise determines. Each Sub-Committee may delegate the power and authority to sign cheques and manage the funds on the respective account to the Hotel Manager or Residential Manager, as applicable.

GENERAL

11.	(a)	A company or corporate body which is a member of the Executive Committee may by proxy, power of attorney or resolution of its directors or other governing body appoint such person as it thinks fit to act as its representative on the Executive Committee or a Sub-Committee and to attend meetings thereof and to vote at such meetings on behalf on the company or corporate body and such representative shall be entitled to act provided that notice in writing of his appointment shall have been given to the Executive Committee or Sub-Committee and where a company or corporate body is the only Proprietor, a minute or resolution signed by its representative shall be deemed to be a resolution of the Executive Committee or Sub-Committee.

16

(b)	The Executive Committee may from time to time and at any time by resolution make any reasonable general rules for the management, conduct and administration of the Shared Elements. Each Sub-Committee may from time to time and at any time by resolution make any reasonable general rules for the management, conduct and administration of its Parcel. Such regulations may be restrictive of acts thereon detrimental to its character or amenities. Any costs, charges and expenses incurred by the Corporation in respect of such regulations or of doing works or providing services shall be deemed to be properly incurred notwithstanding the absence of any specific covenant or requirement to incur the same. A proprietor shall observe all such general rules at all tunes.

(c)	Each Sub-Committee by itself, its servants or agents shall be entitled to exclude and where deemed necessary or desirable to remove or cause to be removed from the Common Property located within its Parcel any person who is in breach of or whose actions are such that if continued will constitute a breach of any provisions of these By-Laws or rules made thereunder.

(d)	The aggregate liability of the Corporation, whether at law or in equity, for damage to property or injury to person (including damage to the Lot of each Proprietor) arising from any defect or want of repairs to the common property or of any water, gas, electricity, drainage, sewerage, telephone, television, or electrical services, pipes, conduits passing through the common property for the maintenance of which the Corporation is responsible, shall not exceed the aggregate amount of insurance moneys (if any) recoverable in respect of such damage or injury.

(e)	Each Proprietor shall be responsible for the maintenance and repair of all water, sewerage, drainage, telephone and electricity connections within the boundaries of his Strata Lot and for the maintenance and repairs of any such services beyond the boundaries, if such maintenance or repair becomes necessary by reason of the negligent act, omission or default of the Proprietor, his tenant or of any other person upon the Proprietor’s Strata Lot, and each Proprietor shall give to the Executive Committee prompt notice in writing of any accident to or defect or want of repair in any services to his Strata Lot or of any circumstances likely to be or to cause any danger, risk or hazard to the common property or the property of any other person upon the common property or the strata lot of any other proprietor. Further, each Proprietor agrees that he shall not do anything to compromise the standards of the Development, as determined by the applicable Sub-Committee (and the Executive Committee with respect to the Shared Elements). In default of the observance of this By-Law by any Proprietor, the Executive Committee with respect to the Shared Elements and each Sub- Committee with respect to its Parcel may carry out any work, if necessary, for the maintenance or repair of such services at the expense of such Proprietor and the cost of such maintenance or repair may be recovered by the Executive Committee

17

or the Sub-Committee, as applicable, from the Proprietor in the same manner as a contribution due and payable by such Proprietor to the Executive Committee or the Sub-Committee, as applicable, may be recovered.

(f)	Subject to the provisions of the By-Laws hereof and the rules and regulations adopted by any Sub-Committee or the Executive Committee, the registered Proprietors (which shall include his tenants, transferees, lessees, invitees, licensees, heirs, and successors in title) of each of the Strata Lots shall have the sole and exclusive right to the use of the Common Property, but no part of the said common property shall be built on by such registered Proprietors in any form or manner whatsoever unless the applicable Sub-Committee approves such work, or to the extent required pursuant to the Act, the Proprietors approve such work.

(g)	The infringement or failure to adhere to any of these By-Laws or rules made thereunder by a guest or member of the family of any Strata Lot Proprietor shall be deemed to be an infringement or failure to adhere thereto by the Proprietor himself, and he shall be liable therefore.

(h)	Notwithstanding anything herein to the contrary, neither Sub-Committee shall be required to disclose any budgets or other information relating to its Parcel with any Proprietor of any other Parcel.

(i)	Notwithstanding anything herein to the contrary, the Manager shall be entitled to assign different names to the various towers and facilities within the Development.

(j)	Cure Rights. In the event that the Executive Committee fails to repair or maintain any of the Shared Elements in a first class manner consistent with other similar luxury mixed use residential and hotel resorts in Montego Bay, Jamaica (the “Standard”), any Sub-Committee may enter onto the Parcel in which such Shared Element is located and perform any needed repairs, maintenance or work to bring the Shared Elements into compliance with the Standard if the Executive Committee does not commence within ten (10) days of notice from the Sub- Committee of the deficiency, or thereafter fails to diligently and continuously perform such work. The costs and expenses incurred by the Sub-Committee in performing any such repairs, maintenance or work shall be reimbursed to the Sub- Committee by the Executive Committee from the funds allocated to the Shared Budget and maintained in the Executive Committee’s bank account, and to the extent that there are insufficient funds therefor in the Executive Committee’s bank account, the Sub-Committee shall have the power to modify the Shared Budget to include any such costs and expenses in the Shared Budget and require the proprietors to contribute additional sums to cover such shortfall. The Sub- Committee shall be entitled to all rights and powers of the Executive Committee for the collection of such additional contributions, including, without limitation, through the sale of any Strata Lots which do not contribute their prorata share of the contributions set forth in the Shared Budget as provided in the Act.

18